Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-173503

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Maximum Aggregate	Amount of
	Amount to be	Offering	Offering	Registration
Title of Securities to be Registered	Registered	Price Per Unit (1)	Price (1)	Fee (2)
Class Z Cumulative Preferred Stock, par value $.01 per share	4,000,000	$22.75	$91,000,000.00	$10,565.10

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices on August 22, 2011.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Pursuant to Rule 457(p), this fee is being offset against previously paid fees of $38,063.94 related to unsold securities previously registered under Registration Statement Nos. 333-113977 and 333-113977-01, filed by Apartment Investment and Management Company and AIMCO Properties, L.P. on March 26, 2004 and included in Registration Statements Nos. 333-150341 and 333-150341-01, filed by Apartment Investment and Management Company and AIMCO Properties, L.P. on April 21, 2008.

PROSPECTUS SUPPLEMENT
(To prospectus dated April 14, 2011)

4,000,000 Shares

7.00% Class Z Cumulative Preferred Stock

We have entered into a sales agreement with McNicoll, Lewis & Vlak LLC relating to our 7.00% Class Z Cumulative Preferred Stock offered by this prospectus supplement and the accompanying prospectus, pursuant to a continuous offering program. In accordance with the terms of the sales agreement, we may offer and sell up to 4,000,000 shares of our Class Z Cumulative Preferred Stock from time to time through McNicoll, Lewis & Vlak LLC as our agent for such offers and sales, whom we refer to herein as MLV or the sales agent.

Our Class Z Cumulative Preferred Stock is traded on the New York Stock Exchange under the symbol “AIVPrZ.” As of August 23, 2011, there were 800,000 shares of our Class Z Cumulative Preferred Stock outstanding. The last reported sale price of our Class Z Cumulative Preferred Stock on the New York Stock Exchange on August 23, 2011 was $22.62 per share.

Dividends on the Class Z Cumulative Preferred Stock are payable quarterly on January 15, April 15, July 15 and October 15 of each year to the holders of record at the close of business on the preceding January 1, April 1, July 1 and October 1. We pay cumulative dividends on the Class Z Cumulative Preferred Stock in an amount per share equal to $1.75 per year, or $0.4375 per quarter, equivalent to 7.00% of the $25 liquidation preference. The dividend paid to holders of record of Class Z Cumulative Preferred Stock on October 1, 2011 will be paid on October 15, 2011 on a prorated basis from July 29, 2011, the date of initial issuance of the Class Z Cumulative Preferred Stock. Holders of shares of Class Z Cumulative Preferred Stock issued after July 29, 2011 will not be entitled to receive dividends paid on any dividend payment date if such shares were not issued and outstanding on the record date for such dividend.

The liquidation preference of each share of Class Z Cumulative Preferred Stock is $25.00.

The Class Z Cumulative Preferred Stock is not redeemable prior to July 29, 2016, except in limited circumstances relating to the ownership limitation necessary to preserve our qualification as a real estate investment trust for federal income tax purposes. On or after July 29, 2016, we have the option to redeem all or a portion of the Class Z Cumulative Preferred Stock at any time in whole, or from time to time in part, for cash at $25.00 per share, plus accumulated, accrued and unpaid dividends.

Holders of shares of Class Z Cumulative Preferred Stock generally have no voting rights, except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and as otherwise required by applicable law.

The Class Z Cumulative Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions except in certain circumstances to preserve our qualification as a real estate investment trust for federal income tax purposes.

The shares of Class Z Cumulative Preferred Stock are subject to certain restrictions on ownership and transfer designed to preserve our qualification as a real estate investment trust for federal income tax purposes. See “Description of Class Z Cumulative Preferred Stock — Restrictions on Ownership and Transfer.”

Sales of our Class Z Cumulative Preferred Stock, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or other transactions that are deemed to be “at the market” offerings, including sales made directly on the New York Stock Exchange or sales made to or through a market maker other than on an exchange. The sales agent is not required to sell any specific number or dollar amount of shares of our Class Z Cumulative Preferred Stock, but the sales agent has agreed to make all sales using commercially reasonable efforts consistent with its normal trading and sales practices on mutually agreed terms between the sales agent and us. There is no specific date on which the offering will end, there are no minimum purchase requirements, and there are no arrangements to place the proceeds of the offering in an escrow, trust or similar account.

We will pay MLV commissions for its services in acting as agent in the sale of our Class Z Cumulative Preferred Stock. MLV will be entitled to compensation of up to 2.00% of the gross sales price of all shares of Class Z Cumulative Preferred Stock sold through it from time to time under the sales agreement. We may also sell shares of Class Z Cumulative Preferred Stock to the sales agent as principal for its own account at a price agreed upon at the time of sale. In connection with the sale of shares of our Class Z Cumulative Preferred Stock on our behalf, the sales agent may be deemed to be an “underwriter,” within the meaning of the Securities Act of 1933, as amended, and the compensation paid to the sales agent may be deemed to be underwriting commissions or discounts.

You are urged to carefully read the “Risk Factors” section beginning on page S-6, where specific risks associated with the Class Z Cumulative Preferred Stock are described, along with the other information in this prospectus supplement, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 24, 2011

Prospectus Supplement

Prospectus

You should rely only on the information included in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the sales agent has authorized any other person to provide you with different or additional information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Neither we nor the sales agent is making an offer to sell or soliciting an offer to buy the Class Z Cumulative Preferred Stock in any jurisdiction where the offer or sale or solicitation is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates or such other date as may be specified herein or therein, even though this prospectus supplement and the accompanying prospectus are delivered or securities are sold on a different date. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference, the information in this prospectus supplement will supersede such information.

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SUMMARY

This prospectus supplement does not include all of the information that is important to you. You should read the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Except as the context otherwise requires, “we,” “our,” “us” and the “Company” refer to Apartment Investment and Management Company, AIMCO Properties, L.P. and their consolidated entities, collectively.

The Company

Apartment Investment and Management Company, or Aimco, is a Maryland corporation incorporated on January 10, 1994. We are a self-administered and self-managed real estate investment trust, or REIT. Our principal financial objective is to provide predictable and attractive returns to our stockholders. Our business plan to achieve this objective is to:

•	own and operate a broadly diversified portfolio of primarily class “B/B+” assets (defined below) with properties concentrated in the 20 largest markets in the United States (as measured by total apartment value, which is the estimated total market value of apartment properties in a particular market);

•	improve our portfolio by selling assets with lower projected returns and reinvesting those proceeds through the purchase of new assets or additional investment in existing assets in our portfolio, including increased ownership or redevelopment; and

•	provide financial leverage primarily by the use of non-recourse, long-dated, fixed-rate property debt and perpetual preferred equity.

As of June 30, 2011, we:

•	owned an equity interest in 215 conventional real estate properties with 67,049 units;

•	owned an equity interest in 205 affordable real estate properties with 24,406 units; and

•	provided services for, or managed, 13,921 units in 187 properties, primarily pursuant to long-term asset management agreements. In certain cases, we may indirectly own generally less than one percent of the operations of such properties through a syndication or other fund.

Of these properties, we consolidated 209 conventional properties with 65,603 units and 163 affordable properties with 20,235 units. These conventional and affordable properties generated 87% and 13%, respectively, of our proportionate property net operating income during the six months ended June 30, 2011.

During the six months ended June 30, 2011, as part of our ongoing effort to simplify our business, we resigned from our role providing asset or property management services for approximately 100 properties with approximately 11,400 units.

For conventional assets, we focus on the ownership of primarily B/B+ assets. We measure conventional property asset quality based on average rents of our units compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis, with A-quality assets earning rents greater than 125% of local market average, B-quality assets earning rents 90% to 125% of local market average and C-quality assets earning rents less than 90% of local market average. We classify as B/B+ those assets earning rents ranging from 100% to 125% of local market average. Although some companies and analysts within the multifamily real estate industry use asset class ratings of A, B and C, some of which are tied to local market rent averages, the metrics used to classify asset quality as well as the timing for which local markets rents are calculated may vary from company to company. Accordingly, our rating system for measuring asset quality is neither broadly nor consistently used in the multifamily real estate industry.

Through our wholly-owned subsidiaries, AIMCO-GP, Inc. and AIMCO-LP Trust, we own a majority of the ownership interests in AIMCO Properties, L.P., which we refer to as the Aimco Operating Partnership. As of June 30, 2011, we held an interest of approximately 94% in the common partnership units and equivalents of the Aimco Operating Partnership. We conduct substantially all of our business and own substantially all of our assets through the Aimco Operating Partnership. Interests in the Aimco Operating Partnership that are held by limited partners other than Aimco are referred to as OP Units. OP Units include common partnership units, high performance partnership units and partnership preferred units, which we refer to as common OP Units, High Performance Units and preferred OP Units, respectively. At June 30, 2011, after elimination of shares held by consolidated subsidiaries, 120,477,521 shares of our Class A common stock were outstanding and the Aimco Operating Partnership had 8,346,803 common OP Units and equivalents outstanding for a combined total of 128,824,324 shares of Class A common stock, common OP Units and equivalents outstanding.

Our principal executive offices are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 and our telephone number is (303) 757-8101.

The Offering

Issuer	Apartment Investment and Management Company

Securities Offered	Up to 4,000,000 shares of Class Z Cumulative Preferred Stock (“Class Z Preferred Stock”)

Commercially Reasonable Efforts	MLV is not required to sell any specific number or dollar amount of shares of our Class Z Preferred Stock, but has agreed to make all sales using commercially reasonable efforts consistent with its normal trading and sales practices on mutually agreed terms between MLV and us.

Dividends	Dividends on the Class Z Preferred Stock are payable quarterly on January 15, April 15, July 15 and October 15 of each year to the holders of record at the close of business on the preceding January 1, April 1, July 1 and October 1. We pay cumulative dividends on the Class Z Preferred Stock in an amount per share equal to $1.75 per year, or $0.4375, equivalent to 7.00% of the $25 liquidation preference. The dividend paid to holders of record of Class Z Preferred Stock on October 1, 2011 will be paid on October 15, 2011 on a prorated basis from July 29, 2011, the date of initial issuance of the Class Z Preferred Stock. Holders of shares of Class Z Preferred Stock issued after July 29, 2011 will not be entitled to receive dividends paid on any dividend payment date if such shares were not issued and outstanding on the record date for such dividend.

Liquidation Preference	$25 per share of Class Z Preferred Stock, plus an amount equal to accumulated, accrued and unpaid dividends, whether or not earned or declared.

Optional Redemption	The Class Z Preferred Stock is not redeemable prior to July 29, 2016, except in limited circumstances relating to the ownership limitation necessary to preserve our qualification as a REIT. On or after July 29, 2016, we may, at our option, redeem the Class Z Preferred Stock for cash, at any time in whole, or from time to time in part, at a price per share equal to the liquidation preference, plus accumulated, accrued and unpaid dividends, if any, to the redemption date.

Ranking	The Class Z Preferred Stock ranks prior to our common stock, and on the same level as our other outstanding shares of preferred stock, with respect to the payment of dividends and the distribution of amounts upon liquidation, dissolution or winding up.

Voting Rights	Holders of Class Z Preferred Stock generally do not have any voting rights. If, however, we have not paid dividends on the Class Z Preferred Stock for six or more quarterly periods, whether or not consecutive, holders of Class Z Preferred Stock, together with holders of other classes of preferred stock, will be entitled to elect two additional directors to our Board of Directors until all unpaid dividends on the Class Z Preferred Stock have been paid or declared and set apart for payment. In addition, certain material adverse changes to the terms of the stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Class Z Preferred Stock. Any vote with respect to the Class Z

Preferred Stock, including for the election of additional directors, will be together with the holders of shares of any class or series of stock ranking on a parity with the Class Z Preferred Stock that are entitled to similar voting rights, voting as a single class.

Ownership Limit	Subject to limited exceptions, no person may acquire more than 8.7% of the aggregate value of all outstanding shares of our common and preferred stock or own more than 8.7% of our outstanding common stock.

Listing	Our Class Z Preferred Stock is traded on the New York Stock Exchange under the symbol “AIVPrZ.” As of August 23, 2011, there were 800,000 shares of our Class Z Preferred Stock outstanding.

Form	The Class Z Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company except under limited circumstances.

Use of Proceeds	We intend to contribute the net proceeds from this offering of the Class Z Preferred Stock to the Aimco Operating Partnership in exchange for a preferred interest in the Aimco Operating Partnership. The Aimco Operating Partnership intends to use the amount received from us for general corporate purposes, which may include the redemption of other preferred securities.

For additional information regarding the terms of the Class Z Preferred Stock, see “Description of Class Z Cumulative Preferred Stock.”

Your investment in the Class Z Preferred Stock involves certain risks. For a discussion of some of these risks, please see “Risk Factors” and the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether an investment in the Class Z Preferred Stock is suitable for you.

RATIO OF EARNINGS TO FIXED CHARGES

Historical

	Six Months Ended
	June 30,	Years Ended December 31,
	2011	2010	2009	2008	2007	2006

Ratio of Earnings to Fixed Charges(1)	(3)	(3)	(3)	(3)	(3)	(3)
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(2)	(4)	(4)	(4)	(4)	(4)	(4)

(1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” consists of income (loss) from continuing operations before taxes and income or loss from equity investees plus fixed charges (other than any interest that has been capitalized and distributions paid on preferred units of the Aimco Operating Partnership), amortization of capitalized interest and distributed income of equity investees; and “fixed charges” consists of interest expense, the estimate of interest within rental expense, interest that has been capitalized and distributions paid on preferred units of the Aimco Operating Partnership.

(2)	The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the total of fixed charges and preferred stock dividends. For this purpose, “earnings” consists of income (loss) from continuing operations before taxes and income or loss from equity investees plus fixed charges (other than any interest that has been capitalized and distributions paid on preferred units of the Aimco Operating Partnership), amortization of capitalized interest and distributed income of equity investees; “fixed charges” consists of interest expense, the estimate of interest within rental expense, interest that has been capitalized and distributions paid on preferred units of the Aimco Operating Partnership; and “preferred stock dividends” consists of the amount of pre-tax earnings that would be required to cover preferred stock dividend requirements.

(3)	During the six months ended June 30, 2011, earnings were insufficient to cover fixed charges by $77.1 million. During the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006, earnings were insufficient to cover fixed charges by $161.6 million, $205.1 million, $172.9 million, $85.7 million and $69.3 million, respectively.

(4)	During the six months ended June 30, 2011, earnings were insufficient to cover fixed charges and preferred stock dividends by $99.2 million. During the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006, earnings were insufficient to cover fixed charges and preferred stock dividends by $215.1 million, $255.7 million, $226.6 million, $151.7 million and $150.4 million, respectively.

RISK FACTORS

Investing in shares of our Class Z Preferred Stock involves risk. Please see the risk factors described below and those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. You should consider carefully these risk factors together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase shares of our Class Z Preferred Stock. These risks and uncertainties are not the only ones facing us, and there may be additional matters that we are unaware of or that we currently consider immaterial. Any of these risks and uncertainties could adversely affect our business, financial condition, results of operations, liquidity or prospects and, thus, the value of an investment in shares of our Class Z Preferred Stock.

The Class Z Preferred Stock may not have an active trading market, which may negatively affect its market value and your ability to transfer or sell your shares.

An active trading market for the Class Z Preferred Stock may not exist for the Class Z Preferred Stock offered hereby or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares of Class Z Preferred Stock will be limited. The trading price of the shares would depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic conditions; and

•	our financial condition, performance and prospects.

As a holder of Class Z Preferred Stock, you will have limited voting rights.

Your voting rights as a holder of Class Z Preferred Stock will be limited. Shares of our Class A common stock are the only class carrying full voting rights. Voting rights for holders of Class Z Preferred Stock exist primarily with respect to adverse changes in the terms of the Class Z Preferred Stock, the creation of additional classes or series of preferred stock that are senior to the Class Z Preferred Stock and our failure to pay dividends on the Class Z Preferred Stock.

Future issuances of preferred stock, including future issuances of shares of Class Z Preferred Stock, may adversely affect the value of the Class Z Preferred Stock.

We may sell additional shares of preferred stock on terms that may differ from those described in this prospectus supplement. Such shares could rank on parity with or senior to the Class Z Preferred Stock offered hereby as to dividend rights or rights upon liquidation, winding up or dissolution. The creation and subsequent issuance of additional classes of preferred stock on parity with the Class Z Preferred Stock, or the subsequent issuance of additional shares of Class Z Preferred Stock, could dilute the interests of the holders of Class Z Preferred Stock offered hereby. Any issuance of preferred stock that is senior to the Class Z Preferred Stock would dilute the interests of the holders of Class Z Preferred Stock offered hereby and could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Class Z Preferred Stock.

USE OF PROCEEDS

We intend to contribute the net proceeds from this offering of the Class Z Preferred Stock to the Aimco Operating Partnership in exchange for a preferred interest in the Aimco Operating Partnership. The terms of the preferred interest in the Aimco Operating Partnership will be substantially equivalent to the terms of the Class Z Preferred Stock. The Aimco Operating Partnership intends to use the amount received from us for general corporate purposes, which may include the redemption of other preferred securities.

PLAN OF DISTRIBUTION

We have entered into a sales agreement, dated as of August 24, 2011, with MLV under which we may from time to time offer and sell up to 4,000,000 shares of our Class Z Preferred Stock. Any such sales may be made in negotiated transactions or other transactions that are deemed to be “at the market” offerings, including sales made directly on the New York Stock Exchange or sales made to or through a market maker other than on an exchange.

Upon its acceptance of written instructions from us, MLV has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell shares of our Class Z Preferred Stock under the terms and subject to the conditions set forth in the sales agreement. We will instruct the sales agent as to the amount of shares of our Class Z Preferred Stock to be sold by it. We may instruct the sales agent not to sell shares of our Class Z Preferred Stock if the sales cannot be effected at or above the price designated by us in any instruction. We or the sales agent may suspend the offering of our Class Z Preferred Stock upon proper notice and subject to other conditions.

MLV has agreed to provide written confirmation to us promptly and in no event later than the opening of the trading day on the New York Stock Exchange on the day following the trading day in which shares of our Class Z Preferred Stock were sold under the sales agreement. Each confirmation is required to include the number of shares sold on the preceding day, the net proceeds to us and the compensation payable by us to the sales agent in connection with the sales.

We will pay MLV commissions for its services in acting as agent in the sale of our Class Z Preferred Stock. The sales agent will be entitled to compensation of up to 2.00% of the gross sales price of all shares of Class Z Preferred Stock sold through it from time to time under the sales agreement. We may also sell shares of Class Z Preferred Stock to the sales agent as principal for its own account at a price agreed upon at the time of sale. If we sell shares of Class Z Preferred Stock to the sales agent as principal, we will enter into a separate agreement setting forth the terms of such transaction, and, to the extent required by applicable law, we will describe this agreement in a separate prospectus supplement or pricing supplement. We estimate that the total expenses for the offering, excluding compensation payable to the sales agent under the terms of the sales agreement, will be approximately $150,000.

Settlement for sales of shares of our Class Z Preferred Stock will occur on the third trading day following the date on which any sales are made, or on some other date that is agreed upon by us and the applicable sales agent in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will report at least quarterly the number of shares of our Class Z Preferred Stock sold through the sales agent under the sales agreement, the net proceeds to us and the compensation paid by us to the sales agent in connection with the sales of our Class Z Preferred Stock.

The offering of shares of our Class Z Preferred Stock pursuant to the sales agreement will terminate upon the earlier of (1) the sale of all Class Z Preferred Stock subject to the sales agreement through the sales agent on the terms and subject to the conditions set forth in the sales agreement and (2) termination of the sales agreement. The sales agreement may be terminated by us or the sales agent, each in its sole discretion, at any time by giving notice to the other party.

MLV and its affiliates have provided, and may in the future provide, various investment banking and advisory services to us from time to time for which they have received, and may in the future receive, customary fees and expenses. MLV previously acted as book-running manager and representative of the several underwriters in the initial public offering of 800,000 shares of our Class Z Preferred Stock that was conducted on a “best efforts” basis.

In connection with the sale of shares of our Class Z Preferred Stock on our behalf, the sales agent may, and will with respect to sales effected in an “at the market offering,” be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and the compensation of the sales agent may be deemed to be underwriting commissions or discounts. We have agreed to indemnify the sales agent against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the sales agent may be required to make because of those liabilities.

DESCRIPTION OF CLASS Z CUMULATIVE PREFERRED STOCK

The following summary of the material terms and provisions of the Class Z Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our charter and the articles supplementary to our charter relating to the Class Z Preferred Stock, each of which is available from us. This description of the particular terms of the Class Z Preferred Stock supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus. For purposes of this section, when we refer to “we,” “us” or the “Company,” we are referring only to Apartment Investment and Management Company.

General

Under our charter, we are authorized to issue up to 510,587,500 shares of our capital stock, including common stock and preferred stock. As of August 24, 2011, 480,887,260 shares were classified as Class A common stock and 29,700,240 shares were classified as preferred stock.

We are authorized to issue shares of preferred stock in one or more classes or subclasses, with such designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, in each case, if any as are permitted by Maryland law and as our Board of Directors may determine by resolution. See “Description of Preferred Stock” in the accompanying prospectus. The Class Z Preferred Stock is a class of Aimco’s preferred stock. As of August 24, 2011, a total of 4,800,000 shares of Class Z Preferred Stock were authorized and 800,000 shares were outstanding. Our other authorized and outstanding classes and series of preferred stock are as follows as of August 24, 2011:

			Quarterly	Annual	Liquidation
	Shares	Shares	Dividend	Dividend	Preference
Class	Authorized	Outstanding	per Share	Yield	per Share

Class T Cumulative Preferred Stock(1)	6,000,000	6,000,000	0.50	8%	25.00
Class U Cumulative Preferred Stock(1)	12,000,000	12,000,000	0.484375	7.75%	25.00
Class V Cumulative Preferred Stock(1)	3,450,000	3,450,000(2)	0.50	8%	25.00
Class Y Cumulative Preferred Stock(1)	3,450,000	3,450,000	0.4921875	7.875%	25.00
Series A Community Reinvestment Act Preferred Stock	240	94(3)	(3)	(3)	(3)

(1)	Redeemable in whole or from time to time in part, at a cash redemption price equal to the liquidation preference per share, plus all accumulated, accrued and unpaid dividends, if any, to the date fixed for redemption.

(2)	On August 5, 2011, we announced the redemption of 862,500 shares of Class V Cumulative Preferred Stock on September 6, 2011.

(3)	For the period from the date of original issuance through March 31, 2015, the dividend rate is a variable rate per annum equal to the Three-Month LIBOR Rate (as defined in the articles supplementary designating the Series A Community Reinvestment Act Preferred Stock (the “CRA Preferred Stock”)) plus 1.25%, calculated as of the beginning of each quarterly dividend period. The rate at June 30, 2011 and December 31, 2010 was 1.56% and 1.54%, respectively. Upon liquidation, holders of the CRA Preferred Stock are entitled to a preference of $500,000 per share, plus an amount equal to accumulated, accrued and unpaid dividends, whether or not earned or declared. The CRA Preferred Stock ranks prior to our Class A common stock and on the same level as our outstanding shares of preferred stock with respect to the payment of dividends and the distribution of amounts upon liquidation, dissolution or winding up. The CRA Preferred Stock was not redeemable prior to June 30, 2011, except in limited circumstances related to REIT qualification. On and after June 30, 2011, the CRA Preferred Stock is redeemable for cash, in whole or from time to time in part, at our option, at a price per share equal to the liquidation preference, plus accumulated, accrued and unpaid dividends, if any, to the redemption date. In June 2009, we entered into an agreement that allows the holder of the CRA Preferred Stock to require us to repurchase a portion of the CRA Preferred Stock at a 30% discount to the liquidation preference. In accordance with this repurchase agreement, in April 2011, May 2010 and June 2009, we repurchased 20 shares, 20 shares and 12 shares, or $10.0 million, $10.0 million and $6.0 million in liquidation preference, respectively, of CRA Preferred Stock for $7.0 million, $7.0 million and $4.2 million, respectively. The holder of the CRA Preferred Stock may require us to repurchase an additional 20 shares, or $10.0 million in liquidation preference, of CRA Preferred Stock in 2012 for $7.0 million.

Ranking

The Class Z Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Aimco, ranks: (a) prior or senior to the common stock and any other class or series of our capital stock if the holders of Class Z Preferred Stock are entitled to receive dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series (“Junior Stock”); (b) on a parity with the Class T Cumulative Preferred Stock, the Class U Cumulative Preferred Stock, the Class V Cumulative Preferred Stock, the Class Y Cumulative Preferred Stock, the Series A Community Reinvestment Act Preferred Stock and any other class or series of our capital stock if the holders of such class or series of stock and the Class Z Preferred Stock are entitled to receive dividends and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (“Parity Stock”); and (c) junior to any class or series of our capital stock if the holders of such class or series are entitled to receive dividends and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class Z Preferred Stock (“Senior Stock”).

Dividends

Holders of Class Z Preferred Stock are entitled to receive, when and as declared by our Board of Directors, out of funds legally available for payment, quarterly cash dividends on the Class Z Preferred Stock in an amount per share equal to $0.4375 per share. The dividends on Class Z Preferred Stock are cumulative, whether or not in any dividend period or periods we declare any dividends or have funds legally available for the payment of such dividend. We pay dividends on Class Z Preferred Stock quarterly on January 15, April 15, July 15 and October 15 of each year or, if not a business day, the next succeeding business day (each a “Dividend Payment Date”). Any dividend payable on the Class Z Preferred Stock for any partial dividend period is computed ratably on the basis of twelve 30-day months and a 360-day year. The dividend paid to holders of record of Class Z Preferred Stock on October 1, 2011 will be paid on October 15, 2011 on a prorated basis from July 29, 2011, the initial date of issuance of the Class Z Preferred Stock. Dividends are payable in arrears to holders of record as they appear on our stock records at the close of business on the January 1, April 1, July 1 or October 1, as the case may be, before the applicable Dividend Payment Date. Holders of shares of Class Z Preferred Stock issued after July 29, 2011 will not be entitled to receive dividends paid on any Dividend Payment Date if such shares were not issued and outstanding on the record date for such dividend. Holders of Class Z Preferred Stock are not entitled to receive any dividends in excess of cumulative dividends on the Class Z Preferred Stock. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment or payments on the Class Z Preferred Stock that may be in arrears.

Holders of each other authorized class of preferred stock are entitled to receive, when and as declared by our Board of Directors, out of funds legally available for payment, quarterly cash dividends in the amount per share set forth in the table above under the heading “Quarterly Dividend Per Share.” The dividends on such other authorized classes of preferred stock are cumulative from the date of original issue, whether or not in any dividend period or periods we declare any dividends or have funds legally available for the payment of such dividend. Holders of any such preferred stock are not entitled to receive any dividends in excess of cumulative dividends on such preferred stock. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment or payments on the preferred stock that may be in arrears.

When dividends are not paid in full upon the Class Z Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Class Z

Preferred Stock and any shares of Parity Stock are declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class Z Preferred Stock and accumulated, accrued and unpaid on such Parity Stock. Except as set forth in the preceding sentence, unless dividends on the Class Z Preferred Stock and each other class or series of Parity Stock equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past dividend periods, no dividends may be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any shares of Parity Stock. Unless dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Class Z Preferred Stock and each other class or series of Parity Stock have been declared and paid, or declared and a sum sufficient for the payment thereof has been set apart for such payment, for all past dividend periods, no dividends (other than dividends or distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) may be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of common stock made for purposes of an employee incentive or benefit plan of ours or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by us (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor will any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock. Notwithstanding the foregoing provisions of this paragraph, we are not prohibited from (1) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or (2) redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain our qualification as a REIT.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, before we make or set apart any payment or distribution for the holders of any shares of Junior Stock, the holders of shares of Class Z Preferred Stock will be entitled to receive a liquidation preference of $25 per share (the “Class Z Liquidation Preference”), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders. Holders of Class Z Preferred Stock will not be entitled to any further payment. Until the holders of the Class Z Preferred Stock have been paid the Class Z Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment may be made to any holder of Junior Stock upon the liquidation, dissolution or winding up. If upon our liquidation, dissolution or winding up, our assets, or proceeds thereof, distributable among the holders of Class Z Preferred Stock are insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of Class Z Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class Z Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. Our voluntary or involuntary liquidation, dissolution or winding up does not include our consolidation or merger with one or more corporations, a sale or transfer of all or substantially all of our assets, or a statutory share exchange. Upon our liquidation, dissolution or winding up, after payment has been made in full to the holders of Class Z Preferred Stock and any Parity Stock, any other series or class or classes of Junior Stock will be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class Z Preferred Stock and any Parity Stock will not be entitled to share therein.

Redemption

The Class Z Preferred Stock is not redeemable prior to July 29, 2016, except in limited circumstances relating to the ownership limitation necessary to preserve our qualification as a REIT. On or after July 29,

2016, we may, at our option, redeem shares of Class Z Preferred Stock, at any time in whole, or from time to time in part, at a cash redemption price equal to 100% of the Class Z Liquidation Preference, plus all accumulated, accrued and unpaid dividends (whether or not earned or declared), if any, to the date fixed for redemption (the “Redemption Date”). The redemption price for our Classes T, U, and V Cumulative Preferred Stock (other than any portion thereof consisting of accumulated, accrued and unpaid dividends) is payable solely with the proceeds from the sale of capital shares by us or the Aimco Operating Partnership (whether or not such sale occurs concurrently with such redemption). There is no limitation on the sources of funds used to pay the redemption price of the Class Z Preferred Stock or our Class Y Cumulative Preferred Stock. For purposes of the preceding sentence, “capital shares” means any common stock, preferred stock, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such debt securities are subsequently converted into capital shares)) or options to purchase any of the foregoing securities issued by us or the Aimco Operating Partnership.

If we redeem any shares of Class Z Preferred Stock and if the Redemption Date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date with respect to such shares called for redemption will be payable on such Dividend Payment Date to the holders of record at the close of business on such dividend record date, and will not be payable as part of the redemption price for such shares. We will select the Redemption Date, which may not be less than 30 days nor more than 60 days after the date on which we send the notice of redemption. If full cumulative dividends on all outstanding shares of Class Z Preferred Stock have not been paid or declared and set apart for payment, no shares of Class Z Preferred Stock may be redeemed unless all outstanding shares of Class Z Preferred Stock are simultaneously redeemed and neither we nor any of our affiliates may purchase or acquire shares of Class Z Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Class Z Preferred Stock.

If fewer than all the outstanding shares of Class Z Preferred Stock are to be redeemed, we will select those shares to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine.

We will mail notice of redemption of the Class Z Preferred Stock to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on our stock records. Any notice that was mailed as described above will be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice will state:

•	the Redemption Date;

•	the number of shares of Class Z Preferred Stock to be redeemed;

•	the place or places where certificates for the shares of Class Z Preferred Stock are to be surrendered; and

•	the redemption price payable on the Redemption Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends will be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described above.

From and after the Redemption Date (unless we default in the payment of our redemption obligation), dividends on the shares of Class Z Preferred Stock to be redeemed will cease to accumulate or accrue, the shares will no longer be deemed to be outstanding and all rights of the holders thereof will cease, except the right to receive the cash payable upon such redemption without interest thereon.

The Class Z Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions except as provided below under “— Restrictions on Ownership and Transfer.”

Subject to applicable law and the limitation on purchases when dividends on the Class Z Preferred Stock are in arrears, we may, at any time and from time to time, purchase any shares of Class Z Preferred Stock in the open market, by tender or by private agreement.

Voting Rights

Holders of shares of Class Z Preferred Stock will not have any voting rights, except as set forth below and except as otherwise required by applicable law.

If and whenever dividends on any shares of Class Z Preferred Stock or any series or class of Parity Stock are in arrears for six or more quarterly periods, whether or not consecutive, the number of directors then constituting the Aimco Board of Directors will be increased by two, if not already increased by reason of similar types of provisions with respect to shares of Parity Stock of any other class or series which is entitled to similar voting rights (the “Voting Preferred Stock”), and the holders of shares of Class Z Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, will be entitled to vote for the election of the two additional directors of Aimco at any annual meeting of stockholders or at a special meeting of the holders of the Class Z Preferred Stock and of the Voting Preferred Stock called for that purpose. We must call such special meeting upon the request of any holder of shares of Class Z Preferred Stock. Whenever dividends in arrears on outstanding shares of the Class Z Preferred Stock and the Voting Preferred Stock have been paid and dividends thereon for the current quarterly dividend period have been paid or declared and set apart for payment, then the right of the holders of the Class Z Preferred Stock and of the Voting Preferred Stock to elect the additional two directors will cease and the terms of office of the directors will terminate and the number of directors constituting our Board of Directors will be reduced accordingly.

The affirmative vote or consent of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of Class Z Preferred Stock and the holders of all other classes or series of Parity Stock entitled to vote on such matters, voting as a single class, is required to (1) authorize, create, increase the authorized amount of, or issue any shares of any class of Senior Stock or any security convertible into shares of any class of Senior Stock, or (2) amend, alter or repeal any provision of, or add any provision to, our charter or by-laws, if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Class Z Preferred Stock; provided, however, that no such vote of the holders of Class Z Preferred Stock is required if, at or prior to the time such amendment, alteration or repeal is to take effect or the issuance of any such Senior Stock or convertible security is to be made, as the case may be, provisions are made for the redemption of all outstanding shares of Class Z Preferred Stock. The amendment of or supplement to our charter to authorize, create, increase or decrease the authorized amount of or to issue Junior Stock, Class Z Preferred Stock or any shares of any class of Parity Stock will not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class Z Preferred Stock.

With respect to the exercise of the above-described voting rights, each share of Class Z Preferred Stock has one vote per share, except that when any other class or series of preferred stock has the right to vote with the Class Z Preferred Stock as a single class, then the Class Z Preferred Stock and such other class or series has one quarter of one (0.25) vote per $25 of stated Class Z Liquidation Preference.

Transfer Agent

The registrar and transfer agent for the Class Z Preferred Stock is Computershare Trust Company, N.A.

Restrictions on Ownership and Transfer

Ownership of shares of Class Z Preferred Stock by any person is limited such that the sum of the aggregate value of all capital stock (including all shares of Class Z Preferred Stock and each other class or series of Parity Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Terry Considine, our chief executive officer) of the aggregate value of all outstanding shares of our capital stock (the “Ownership Limit”). Our Board of Directors may, upon appropriate evidence, waive the Ownership Limit. Further, certain transfers which may have the effect of causing us to lose our status as a REIT are void ab initio.

Any person who acquires or attempts to acquire beneficial or constructive ownership of Class Z Preferred Stock that will or may violate the Ownership Limit, or any person who would have owned Class Z Preferred

Stock except for the transfer of shares to the trust as described below, is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

If any transfer of Class Z Preferred Stock occurs which, if effective, would result in any person beneficially or constructively owning Class Z Preferred Stock in excess or in violation of the Ownership Limit (a “Prohibited Transferee”), such shares in excess of the Ownership Limit will be automatically transferred to a trustee in his capacity as trustee of a trust for the exclusive benefit of one or more charitable beneficiaries designated by us, and the Prohibited Transferee will generally have no rights in such shares, except upon sale of the shares by the trustee. Such automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of Class Z Preferred Stock held in the trust will be issued and outstanding shares of Aimco. The Prohibited Transferee will not benefit economically from ownership of any shares of Class Z Preferred Stock held in the trust, will have no rights to dividends and will not possess any rights to vote or other rights attributable to the shares of Class Z Preferred Stock held in the trust. The trustee will have all voting rights and rights to dividends with respect to shares of Class Z Preferred Stock held in the trust, which rights will be exercised for the benefit of the charitable beneficiaries. Any dividend or other distribution paid prior to our discovery that shares of Class Z Preferred Stock have been transferred to the trustee must be repaid to us upon demand, and any dividend or other distribution declared but unpaid with respect to such shares will be rescinded as void. Any dividend or distribution so disgorged or rescinded will be paid to the trustee and held in trust for the charitable beneficiaries.

The trustee may sell the Class Z Preferred Stock held in the trust to a person, designated by the trustee, whose ownership of the Class Z Preferred Stock will not violate the Ownership Limit. Upon such sale, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Transferee and to the charitable beneficiary as described below. The Prohibited Transferee will receive the lesser of (1) the price paid by the Prohibited Transferee for the shares, or if the Prohibited Transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price of such shares on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Any proceeds in excess of the amount payable to the Prohibited Transferee will be payable to the charitable beneficiaries.

In addition, shares of Class Z Preferred Stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the market price on the date we or our designee accepts such offer.

If our Board of Directors or a committee thereof determines that a transfer or proposed transfer of shares of Class Z Preferred Stock violates or will violate the Ownership Limit or certain other provisions of our charter prohibiting transfers that may have the effect of causing us to lose our REIT status, our Board of Directors or a committee thereof is empowered to take any action it deems advisable to refuse to give effect to or to prevent such transfer, including causing us to redeem such shares at the then current market price and on such other terms and conditions as our Board of Directors may determine (including by means of the issuance of long-term indebtedness for the purpose of such redemption) and demanding the repayment of any dividends received in respect of such shares. In addition, our Board of Directors may take such action as it determines to be advisable to maintain our status as a REIT, including reducing the Ownership Limit in the event of a change in law.

All certificates representing Class Z Preferred Stock bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lesser percentage prescribed in regulations under the Internal Revenue Code of 1986, as amended (the “Code”)) of the outstanding shares of Class Z Preferred Stock, within 30 days after January 1 of each year, is required to give written notice to us stating the name and address of such owner, the number of shares of Class Z Preferred Stock that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner is required to provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the Ownership Limit. In addition, each stockholder is required to provide to us such information as we may request, in our sole discretion, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental agency to determine any such compliance or to ensure compliance with the Ownership Limit.

The other classes and series of our preferred stock have restrictions on ownership and transfer similar to those described above.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary of certain Federal income tax considerations supplements the discussion set forth under the heading “Material United States Federal Income Tax Considerations” in the accompanying prospectus and is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular holders of our stock in light of their personal investment or tax circumstances.

EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF CLASS Z PREFERRED STOCK AND OF THE COMPANY’S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Distributions on Class Z Preferred Stock

For a discussion of the treatment of dividends and other distributions with respect to the shares of the Class Z Preferred Stock, see “Material United States Federal Income Tax Considerations — Taxation of Stockholders — Taxation of Taxable Domestic Stockholders,” “Material United States Federal Income Tax Considerations — Taxation of Stockholders — Taxation of Tax-Exempt Stockholders,” “Material United States Federal Income Tax Considerations — Taxation of Stockholders — Taxation of Foreign Stockholders” in the accompanying prospectus. In determining the extent to which a distribution with respect to the Class Z Preferred Stock constitutes a dividend for tax purposes, the earnings and profits of Aimco will be allocated, on a pro rata basis, first to distributions with respect to any class of preferred stock, and then to Aimco common stock.

Redemption of Class Z Preferred Stock

A redemption of the Class Z Preferred Stock will be treated under Section 302 of the Code as a dividend taxable at ordinary income tax rates (to the extent of Aimco’s current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the Class Z Preferred Stock. The redemption will satisfy such test if it (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s stock interest in Aimco, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of the Class Z Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their tax advisors to determine such tax treatment.

If a redemption of the Class Z Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholder. The stockholder’s adjusted tax basis in such redeemed Class Z Preferred Stock would be transferred to the holder’s remaining stockholdings in Aimco. If, however, the stockholder has no remaining stockholdings in Aimco, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

EXPERTS

The consolidated financial statements of Aimco for the year ended December 31, 2010 appearing in Aimco’s Current Report on Form 8-K dated July 28, 2011 (including the schedule appearing therein), and the effectiveness of Aimco’s internal control over financial reporting appearing in Aimco’s Annual Report on Form 10-K for the year ended December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Aimco management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, has passed upon certain tax matters for us. The validity of the Class Z Preferred Stock is being passed upon for us by DLA Piper LLP (US), Baltimore, Maryland. Reed Smith LLP will pass upon certain legal matters in connection with this offering for MLV.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Aimco, that is available over the Internet at http://www.sec.gov. Our Class Z Preferred Stock is listed and traded on the New York Stock Exchange under the trading symbol “AIVPrZ.” General information about us, including our press releases, SEC filings and annual reports, is available at no charge through our website at www.aimco.com. Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus or our other securities filings and is not a part of these filings.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below that Aimco has filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2010 (including the information incorporated therein by reference to the Definitive Proxy Statement for Aimco’s 2011 Annual Meeting of Stockholders);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

•	Current Reports on Form 8-K, filed with the SEC on January 11, 2011, April 14, 2011, July 27, 2011, July 28, 2011 and August 24, 2011; and

•	the description of Aimco’s capital stock contained in the Registration Statement on Form 8-A (File No. 1-13232) filed July 27, 2011, including any amendment or reports filed for the purpose of updating such description.

Any documents Aimco files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the termination of the offering of the Class Z Preferred Stock to which this prospectus supplement relates will automatically be deemed to be incorporated by reference into this prospectus supplement and accompanying prospectus and be deemed a part of this prospectus supplement and accompanying prospectus from the date of filing such documents, except to the extent any information included in or attached to such documents has been furnished, but not filed, with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Report.

You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

Corporate Secretary
Apartment Investment and Management Company
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237
(303) 757-8101

PROSPECTUS

Apartment Investment and Management Company

Debt Securities
Preferred Stock
Class A Common Stock
Warrants
Guarantees

AIMCO Properties, L.P.

Debt Securities

We may offer, issue and sell, from time to time, together or separately, debt securities of Apartment Investment and Management Company or AIMCO Properties, L.P., and preferred stock, Class A common stock, warrants and guarantees of Apartment Investment and Management Company. We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The applicable prospectus supplement may also add, update or change information contained in this prospectus. Apartment Investment and Management Company’s Class A common stock is listed on the New York Stock Exchange under the symbol “AIV.” If any other securities offered hereby will be listed on a securities exchange, such listing will be described in the applicable prospectus supplement.

Investing in our securities involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 14, 2011

In this prospectus, except as otherwise indicated or the context otherwise requires, the terms “Company,” “we,” “us” and “our” refer to Apartment Investment and Management Company and all entities included in our consolidated financial statements.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under the shelf registration process, we may, from time to time, sell any of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described under “Where You Can find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

You may obtain from the SEC, through the SEC’s website or at the SEC offices mentioned in the following paragraph, a copy of the registration statement, including exhibits, that we have filed with the SEC to register the securities offered under this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement on Form S-3. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and on our corporate website at http://www.aimco.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus the documents listed below and any filings that Apartment Investment and Management Company or AIMCO Properties, L.P. makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the initial filing of the registration statement that contains this prospectus and prior to the completion of the offering of all the securities covered by the applicable prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules):

•	Apartment Investment and Management Company’s Annual Report on Form 10-K for the year ended December 31, 2010;

•	Apartment Investment and Management Company’s Proxy Statement for the 2011 annual meeting of stockholders of Aimco;

•	Apartment Investment and Management Company’s Current Report on Form 8-K, dated January 10, 2011 (filed January 11, 2011);

•	the description of Apartment Investment and Management Company’s capital stock contained in its Registration Statement on Form 8-A (File No. 1-13232) filed July 19, 1994, including any amendment or reports filed for the purpose of updating such description;

•	AIMCO Properties, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2010; and

•	AIMCO Properties, L.P.’s Current Report on Form 8-K, dated January 10, 2011 (filed January 11, 2011).

You may request a copy of these filings or any future filings that are incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address and telephone number:

Corporate Secretary
Apartment Investment and Management Company
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237
(303) 757-8101

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus filed by us with the SEC, and any information about the terms of securities conveyed to you by us, our underwriters or agents. We have not authorized anyone else to provide you with additional or different information. We are not making an offer of securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date other than its date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein may contain statements, estimates or projections that constitute “forward-looking statements,” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements. These may include, without limitation, statements regarding our ability to maintain current or meet projected occupancy, rental rates and property operating results and the effect of acquisitions and redevelopments. Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond our control, including, without limitation: financing risks, including the availability and cost of financing and the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; earnings may not be sufficient to maintain compliance with debt covenants; real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the terms of governmental regulations that affect us and interpretations of those regulations; the competitive environment in which we operate; the timing of acquisitions and dispositions; insurance risk, including the cost of insurance; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; energy costs; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us. In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on our ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership. Readers should carefully review our financial statements and the notes thereto, as well as the section entitled “Risk Factors” described in Item 1A of each of the Annual Reports on Form 10-K for the fiscal year ended December 31, 2010, filed by Apartment Investment and Management Company and AIMCO Properties, L.P. and the other documents we file from time to time with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

AIMCO AND THE AIMCO OPERATING PARTNERSHIP

Apartment Investment and Management Company, or Aimco, is a Maryland corporation incorporated on January 10, 1994. We are a self-administered and self-managed real estate investment trust, or REIT. Our principal financial objective is to provide predictable and attractive returns to our stockholders. Our business plan to achieve this objective is described in the Business Overview section of Aimco’s Annual report on Form 10-K for the fiscal year ended December 31, 2010.

Through our wholly-owned subsidiaries, AIMCO-GP, Inc. and AIMCO-LP Trust, we own a majority of the ownership interests in AIMCO Properties, L.P., which we refer to as the Aimco Operating Partnership. As of December 31, 2010, we held an interest of approximately 93% in the common partnership units and equivalents of the Aimco Operating Partnership. We conduct substantially all of our business and own substantially all of our assets through the Aimco Operating Partnership. Interests in the Aimco Operating Partnership that are held by limited partners other than Aimco are referred to as “OP Units.” OP Units include common partnership units, high performance partnership units and partnership preferred units, which we refer to as common OP Units, High Performance Units and preferred OP Units, respectively. At April 11, 2011, after elimination of shares held by consolidated subsidiaries, 119,510,455 shares of our Class A common stock were outstanding and the Aimco Operating Partnership had 8,445,313 common partnership units and equivalents outstanding for a combined total of 127,955,768 shares of Class A common stock, common partnership units and equivalents outstanding.

Since our initial public offering in July 1994, we have completed numerous transactions, including purchases of properties and interests in entities that own or manage properties, expanding our portfolio of owned or managed properties from 132 properties with 29,343 apartment units to a peak of over 2,100 properties with 379,000 apartment units. As of December 31, 2010, our portfolio of owned and/or managed properties consists of 768 properties with 122,694 apartment units.

Our principal executive offices are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 and our telephone number is (303) 757-8101.

RISK FACTORS

Investing in our securities involves various risks. You should carefully consider any risk factors set forth or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus and in the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under “Risk Factors” in Item 1A of each of the Annual Reports on Form 10-K for the fiscal year ended December 31, 2010, filed by Aimco and the Aimco Operating Partnership, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness, the financing of future acquisitions (which may include acquisitions of real properties, interests therein or real estate-related securities) and the financing of improvements or expansion of properties. Pending the use thereof, we intend to invest any net proceeds in short-term, interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

The table below reflects Aimco’s ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends for each of the five years ended December 31, 2010, 2009, 2008, 2007 and 2006. The ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and partnership preferred unit distributions for the Aimco Operating Partnership are the same as the ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred stock dividends, respectively, for such periods.

	For the Year Ended December 31,
	2010	2009	2008	2007	2006

Ratio of earnings to fixed charges(1)	(3)	(3)	(3)	(3)	(3)
Ratio of earnings to combined fixed charges and preferred stock dividends(2)	(4)	(4)	(4)	(4)	(4)

(1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” consists of income (loss) from continuing operations before taxes and income or loss from equity investees plus fixed charges (other than any interest that has been capitalized and distributions paid on preferred units of the Aimco Operating Partnership), amortization of capitalized interest and distributed income of equity investees; and “fixed charges” consists of interest expense, the estimate of interest within rental expense, interest that has been capitalized and distributions paid on preferred units of the Aimco Operating Partnership.

(2)	The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the total of fixed charges and preferred stock dividends. For this purpose, “earnings” consists of income (loss) from continuing operations before taxes and income or loss from equity investees plus fixed charges (other than any interest that has been capitalized and distributions paid on preferred units of the Aimco Operating Partnership), amortization of capitalized interest and distributed income of equity investees; “fixed charges” consists of interest expense, the estimate of interest within rental expense, interest that has been capitalized and distributions paid on preferred units of the Aimco Operating Partnership; and “preferred stock dividends” consists of the amount of pre-tax earnings that would be required to cover preferred stock dividend requirements.

(3)	During the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006, earnings were insufficient to cover fixed charges by $162.1 million, $205.3 million, $172.6 million, $85.8 million and $69.4 million, respectively.

(4)	During the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006, earnings were insufficient to cover fixed charges and preferred stock dividends by $215.7 million, $255.8 million, $226.3 million, $151.8 million and $150.5 million, respectively.

DESCRIPTION OF AIMCO DEBT SECURITIES

General

The following description sets forth certain general terms and provisions of the debt securities of Aimco. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to such securities will be described in the applicable prospectus supplement.

The debt securities of Aimco may be issued, from time to time, in one or more series, and will constitute either senior debt securities, senior subordinated debt securities or subordinated debt securities, each of which may be issued from time to time under an indenture to be entered into between Aimco and a trustee to be named in the applicable prospectus supplement. Forms of these indentures are incorporated by reference as exhibits to the Registration Statement that includes this prospectus. The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”). Capitalized terms used in this section that are not defined in this prospectus are defined in the indenture to which they relate. The statements made under this heading about the debt securities and the indentures are summaries of their material provisions and are not complete. These statements are subject to, and are qualified in their entirety by reference to, all the provisions of the indentures and the debt securities, including definitions of certain terms.

The debt securities will be direct, unsecured obligations of Aimco. The indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder and provide that such debt securities may be issued thereunder from time to time in one or more series. Under the indentures, Aimco will have the ability to issue debt securities with terms different from those of debt securities previously issued by it, without the consent of the holders of such previously issued series of debt securities, in an aggregate principal amount determined by Aimco.

The applicable prospectus supplement or prospectus supplements relating to any senior subordinated debt securities or subordinated debt securities will set forth the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by the terms of such debt securities would be senior to such debt securities and any limitation on the issuance of additional senior indebtedness.

Debt securities may be issued and sold at a discount below their principal amount. Special U.S. federal income tax considerations applicable to debt securities, including securities issued with original issue discount, will be described in more detail in the applicable prospectus supplement.

Below is a description of some general terms of Aimco’s debt securities that may be specified in a prospectus supplement. You should read the applicable prospectus supplement for a description of the debt securities being offered, including:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	whether the debt securities may be represented initially by a debt security in temporary or permanent global form, and if so, the initial depositary with respect to such temporary or permanent global security and whether, and the circumstances under which, beneficial owners of interests in any such temporary or permanent global security may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which the principal of the debt securities is payable or the method of determination thereof;

•	the place or places where and the manner in which the principal of and premium, if any, and interest, if any, on such debt securities will be payable and the place or places where such debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	the rate or rates at which the debt securities will bear interest, or the method of calculating such rate or rates, if any, and the date or dates from which such interest, if any, will accrue;

•	the dates, if any, on which any interest on the debt securities will be payable, and the regular record date for any interest payable on any debt securities;

•	the right or obligation, if any, of Aimco to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, the conditions, if any, giving rise to such right or obligation, and the period or periods within which, and the price or prices at which and the terms and conditions upon which debt securities of the series shall be redeemed or purchased, in whole or part, and any provisions for the remarketing of such debt securities;

•	whether such debt securities are convertible or exchangeable into other debt securities or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions;

•	any terms applicable to such debt securities which are issued at a discount, including the issue price thereof and the rate or rates at which original issue discount will accrue;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities that will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•	any special U.S. federal income tax considerations applicable to the debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture.

The applicable prospectus supplement will also describe the following terms of any series of senior subordinated debt securities or subordinated debt securities offered hereby:

•	the rights, if any, to defer payments of interest on such series of debt securities by extending the interest payment period, and the duration of such extensions;

•	the subordination terms of such series of debt securities; and

•	any special provisions for the payment of additional amounts with respect to the debt securities.

Since the operations of Aimco are currently conducted principally through its subsidiaries, Aimco’s cash flow and its consequent ability to service debt, including the debt securities, will depend, in large part, upon the earnings of its subsidiaries and the distribution of those earnings to Aimco, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to Aimco by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of Aimco to receive assets of any of the subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that Aimco is recognized as a creditor of such subsidiary, in which case the claims of Aimco would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Aimco.

Conversion or Exchange

No series of debt securities that may be issued and sold pursuant hereto will be convertible into, or exchangeable for, other securities or property, except as set forth in the applicable prospectus supplement, which will set forth the terms and conditions upon which such conversion or exchange may be effected, including the initial conversion or exchange rate and any adjustments thereto, the conversion or exchange period and any other conversion or exchange provisions.

Form, Exchange, Registration and Transfer

A series of debt securities may be issued solely as registered debt securities. A series of debt securities may be issuable in whole or in part in the form of one or more global debt securities, as described below under “Global Debt Securities.” Unless otherwise indicated in an applicable prospectus supplement, debt securities will be issuable in denominations of $1,000 and integral multiples thereof. Any series of debt securities will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

Debt securities may be presented for exchange as provided above and, unless otherwise indicated in the applicable prospectus supplement, may be presented for registration of transfer, at the office or agency of Aimco designated as registrar or co-registrar with respect to such series of debt securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the indenture. Such transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by Aimco upon such registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Aimco intends initially to appoint the trustee for the particular series of debt securities as the registrar for such debt securities and the name of any different or additional registrar designated by Aimco with respect to the debt securities will be included in the prospectus supplement relating thereto. If a prospectus supplement refers to any transfer agents (in addition to the registrar) designated by Aimco with respect to any series of debt securities, Aimco may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Aimco will be required to maintain a transfer agent in the Borough of Manhattan, the City of New York. Aimco may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any partial redemption of any series of debt securities, Aimco will not be required to (1) issue, register the transfer of or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or (2) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, and interest, if any, on, debt securities will be made at the office of such paying agent or paying agents as Aimco may designate from time to time, except that, at the option of Aimco, payment of principal or interest may be made by check or by wire transfer to an account maintained by the payee. Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, the trustee for the debt securities being offered will be designated as Aimco’s sole paying agent for payments with respect to such debt securities. Any other paying agents initially designated by Aimco for the debt securities being offered will be named in the applicable prospectus supplement. Aimco may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that Aimco will be required to maintain a paying agent in the Borough of Manhattan, The City of New York.

All moneys paid by Aimco to a paying agent for the payment of principal of, or interest, if any, on, any debt security that remains unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to Aimco, and the holder of such debt security or any coupon will thereafter look only to Aimco for payment thereof.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be identified in the applicable prospectus supplement. A global debt security may be issued only in registered form and in either temporary or permanent form. A debt security in global form may not be transferred except as a whole to the depositary for such debt security or to a nominee or successor of such depositary. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global debt security may exchange such interests for definitive debt securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on such global debt security and the specific terms of the depositary arrangement with respect to such global debt security.

Mergers and Sales of Assets

Aimco may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other things, (1) the resulting, surviving or transferee person (if other than Aimco) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes all obligations of Aimco under the debt securities and the indenture, and (2) immediately after giving effect to such transaction, no default or event of default shall have occurred or be continuing under the indenture. Upon the assumption of Aimco’s obligations by a person to whom such properties or assets are conveyed, transferred or leased, subject to certain exceptions, Aimco shall be discharged from all obligations under the debt securities and the indenture.

Events of Default

Each indenture provides that, if an event of default specified therein shall have occurred and be continuing, with respect to each series of debt securities outstanding thereunder, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the principal amount (or, if any of the debt securities of such series were issued at a discount, such portion of the principal amount of such debt securities as may be specified by the terms thereof) of the debt securities of such series to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may rescind such a declaration.

Under each indenture, an event of default is defined as, with respect to each series of debt securities outstanding thereunder, any of the following:

•	default in payment of the principal of any debt securities of such series;

•	default in payment of any interest on any debt securities of such series when due, continuing for 30 days (or 60 days, in the case of senior subordinated debt securities or subordinated debt securities);

•	default by Aimco in compliance with other agreements in the debt securities of such series or the indenture relating to the debt securities of such series upon the receipt of notice of such default given by the trustee for such debt securities or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series and Aimco’s failure to cure such default within 60 days after receipt of such notice;

•	certain events of bankruptcy or insolvency; and

•	any other event of default set forth in an applicable prospectus supplement with respect to the debt securities of such series.

The trustee shall give notice to holders of the debt securities of any continuing default known to the trustee within 90 days after the occurrence thereof; provided, that the trustee may withhold such notice, as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

The holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series; provided that such direction shall not be in conflict with any law or the indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the indenture at the direction of such holders, the trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. With respect to each series of debt securities, no holder will have any right to pursue any remedy with respect to the indenture or such debt securities, unless:

•	such holder shall have previously given the trustee written notice of a continuing event of default with respect to the debt securities of such series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series shall have made a written request to the trustee to pursue such remedy;

•	such holder or holders have offered to the trustee reasonable indemnity satisfactory to the trustee;

•	the holders of a majority in aggregate principal amount of the outstanding debt securities of such series have not given the trustee a direction inconsistent with such request within 60 days after receipt of such request; and

•	the trustee shall have failed to comply with the request within such 60-day period.

Notwithstanding the foregoing, the right of any holder of debt securities to receive payment of the principal of and interest in respect of such debt securities on the date specified in such debt securities as the fixed date on which an amount equal to the principal of such debt securities or an installment of principal thereof or interest thereon is due and payable (the “stated maturity” or “stated maturities”) or to institute suit for the enforcement of any such payments shall not be impaired or adversely affected without such holder’s consent. The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may waive an existing default with respect to such series and its consequences, other than (1) any default in any payment of the principal of, or interest on, any debt securities of such series or (2) any default in respect of certain covenants or provisions in the indenture that may not be modified without the consent of the holder of each of the outstanding debt securities of such series affected as described in “Modification and Waiver” below.

Each indenture provides that Aimco shall deliver to the trustee within 120 days after the end of each fiscal year of Aimco an officers’ certificate stating whether or not the signers know of any default that occurred during such period.

Modification and Waiver

Aimco and the trustee may execute a supplemental indenture without the consent of the holders of the debt securities:

•	to add to the covenants, agreements and obligations of Aimco for the benefit of the holders of all the debt securities of any series or to surrender any right or power conferred in the indenture upon Aimco;

•	to evidence the succession of another corporation, partnership or other entity to Aimco and the assumption by such corporation, partnership or other entity of the obligations of Aimco under the indenture and the debt securities;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•	to provide for the acceptance of appointment under the indenture of a successor trustee with respect to the debt securities of one or more series and to add to or change any provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	to cure any ambiguity, defect or inconsistency;

•	to add to, change or eliminate any provisions (which addition, change or elimination may apply to one or more series of debt securities), provided that any such addition, change or elimination does not (1) apply to any debt securities of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision or (2) modify the rights of the holder of any such debt securities with respect to such provision;

•	to secure the debt securities; or

•	to make any other change that does not adversely affect the rights of any holder of debt securities.

Each indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the series affected by such supplemental indenture, Aimco and the trustee may also execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the indenture with respect to such series of debt securities or modify in any manner the rights of the holders of the debt securities of such series; provided that no such supplemental indenture will, without the consent of the holder of each such outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal or interest on, any such debt security or any premium payable upon redemption or repurchase thereof, or reduce the amount of principal of any debt security that was issued at a discount and that would be due and payable upon declaration of acceleration of maturity thereof;

•	reduce the principal amount of, or the rate of interest on, any such debt security;

•	change the place or currency of payment of principal or interest, if any, on any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the above-stated percentage of holders of debt securities of any series necessary to modify or amend the indenture for such debt securities;

•	modify the foregoing requirements or reduce the percentage in principal amount of outstanding debt securities of any series necessary to waive any covenant or past default; or

•	in the case of senior subordinated debt securities or subordinated debt securities, amend or modify any of the provisions of such indenture relating to subordination of the debt securities in any manner adverse to the holders of such debt securities.

Holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive certain past defaults and may waive compliance by Aimco with certain of the restrictive covenants described above with respect to the debt securities of such series.

Discharge and Defeasance

Unless otherwise indicated in an applicable prospectus supplement, each indenture provides that Aimco may satisfy and discharge obligations thereunder with respect to the debt securities of any series by delivering to the trustee for cancellation all outstanding debt securities of such series or depositing with the trustee, after such outstanding debt securities have become due and payable, cash sufficient to pay at stated maturity all of the outstanding debt securities of such series and paying all other sums payable under the indenture with respect to such series.

In addition, unless otherwise indicated in the applicable prospectus supplement, each indenture provides that Aimco,

•	shall be discharged from its obligations in respect of the debt securities of such series (“defeasance and discharge”), or

•	may cease to comply with certain restrictive covenants (“covenant defeasance”), including those described under “Mergers and Sales of Assets,” and any such cessation shall not be an event of default with respect to the debt securities of such series.

In each case, at any time prior to the stated maturity or redemption thereof, when Aimco has irrevocably deposited with the trustee, in trust,

•	sufficient funds to pay the principal of and interest to stated maturity (or redemption) on, the debt securities of such series, or

•	such amount of direct obligations of, or obligations the principal of (and premium, if any) and interest on which are fully guaranteed by, the government of the United States and that are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any) and interest to stated maturity (or redemption) on, the debt securities of such series.

Upon such defeasance and discharge, the holders of the debt securities of such series shall no longer be entitled to the benefits of the indenture, except for the purposes of registration of transfer and exchange of the debt securities of such series and replacement of lost, stolen or mutilated debt securities and shall look only to such deposited funds or obligations for payment. In addition, under present law such defeasance and discharge is likely to be treated as a redemption of the debt securities of that series prior to maturity in exchange for such money or United States government obligations. In that event, each holder would generally recognize, at the time of defeasance, gain or loss measured by the difference between the amount of such money and the fair market value of the United States government obligations deemed received and such holder’s tax basis in the debt securities deemed surrendered. Thereafter, each holder would likely be treated as if such holder held an undivided interest in the money (or investments made therewith) or the United States government obligations (or investments made with interest received therefrom), would generally be subject to tax liability in respect of interest income and/or original issue discount, if applicable, thereon and would recognize any gain or loss upon any disposition, including redemption, of such assets or obligations. Although tax might be owed, the holder of a defeased debt security would not receive any cash until the maturity or an earlier redemption of the debt security (except for current payments of interest on the debt securities of that issue). Such tax treatment could affect the purchase price that a holder would receive upon the sale of the debt securities. Holders are urged to consult their tax advisors with respect to the tax treatment of defeasance of any debt securities.

The Trustees

The trustee for any debt securities will be named in the applicable prospectus supplement. Each trustee will be permitted to engage in other transactions with Aimco and each of its subsidiaries; however, if a trustee acquires any conflicting interest, it must eliminate such conflict or resign.

DESCRIPTION OF AIMCO OPERATING PARTNERSHIP DEBT SECURITIES

General

The following description sets forth certain general terms and provisions of the debt securities of the Aimco Operating Partnership to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities.

The debt securities may be issued by the Aimco Operating Partnership, from time to time, in one or more series, and will constitute either senior debt securities, senior subordinated debt securities or subordinated debt securities, each of which may be issued under an indenture to be entered into among the Aimco Operating Partnership, Aimco (as guarantor, if applicable) and a trustee to be named in the applicable prospectus supplement. Forms of these indentures are filed as exhibits to the Registration Statement that include this prospectus. The indentures will be subject to and governed by the TIA. Capitalized terms used in this section that are not defined in this prospectus are defined in the indenture to which they relate. The statements made under this heading about the debt securities and the indentures are summaries of their material provisions and are not complete. These statements are subject to, and are qualified in their entirety by reference to, all the provisions of the indentures and the debt securities, including the definitions of certain terms.

The debt securities issued by the Aimco Operating Partnership will not be convertible. Aimco will fully and unconditionally guarantee the payment obligations on all debt securities issued by the Aimco Operating Partnership unless, at the time of sale, at least one nationally recognized statistical rating organization (as that term is used in Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934) has rated such debt securities in one of its generic rating categories which signifies investment grade.

The debt securities will be direct, unsecured obligations of the Aimco Operating Partnership. The indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder and provide that such debt securities may be issued thereunder from time to time in one or more series. Under the indentures, the Aimco Operating Partnership will have the ability to issue debt securities with terms different from those of debt securities previously issued by it, without the consent of the holders of such previously issued series of debt securities, in an aggregate principal amount determined by the Aimco Operating Partnership.

The applicable prospectus supplement or prospectus supplements relating to any senior subordinated debt securities or subordinated debt securities will set forth the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by the terms of such debt securities would be senior to such debt securities and any limitation on the issuance of additional senior indebtedness.

Debt securities may be issued and sold at a discount below their principal amount. Special U.S. federal income tax considerations applicable to debt securities, including debt securities issued with original issue discount, will be described in more detail in any applicable prospectus supplement. Even if debt securities are not issued at a discount below their principal amount, such debt securities may, for U.S. federal income tax purposes, be deemed to have been issued with original issue discount because of certain interest payment characteristics, as set forth in any applicable prospectus supplement. In addition, special U.S. federal tax considerations or other restrictions or terms applicable to any debt securities offered exclusively to United States aliens or denominated in a currency other than United States dollars will be set forth in a prospectus supplement relating thereto.

Below is a description of some general terms of the Aimco Operating Partnership’s debt securities which may be specified in a prospectus supplement. You should read the applicable prospectus supplement for a description of the debt securities being offered, including:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	whether the debt securities may be represented initially by a debt security in temporary or permanent global form, and if so, the initial depositary with respect to such temporary or permanent global debt security and whether, and the circumstances under which, beneficial owners of interests in any such temporary or permanent global debt security may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which the principal of the debt securities is payable or the method of determination thereof;

•	the place or places where and the manner in which the principal of and premium, if any, and interest, if any, on such debt securities will be payable and the place or places where such debt securities may be presented for transfer;

•	the rate or rates at which the debt securities will bear interest, or the method of calculating such rate or rates, if any, and the date or dates from which such interest, if any, will accrue;

•	the dates, if any, on which any interest on the debt securities will be payable, and the regular record date for any interest payable on any debt securities;

•	the right or obligation, if any, of the Aimco Operating Partnership to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, the conditions, if any, giving rise to such right or obligation, and the period or periods within which, and the price or prices at which and the terms and conditions upon which debt securities of the series shall be redeemed or purchased, in whole or part, and any provisions for the remarketing of such debt securities;

•	any terms applicable to such debt securities which are issued at a discount, including the issue price thereof and the rate or rates at which original issue discount will accrue;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities that will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•	any special U.S. federal income tax considerations applicable to the debt securities;

•	whether the debt securities will be guaranteed by Aimco and the terms of any such guarantee; and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture.

The applicable prospectus supplement will also describe the following terms of any series of senior subordinated debt securities or subordinated debt securities offered hereby:

•	the rights, if any, to defer payments of interest on such series of debt securities by extending the interest payment period, and the duration of such extensions;

•	the subordination terms of such series of debt securities; and

•	any special provisions for the payment of additional amounts with respect to the debt securities.

Since the operations of the Aimco Operating Partnership are currently conducted principally through its subsidiaries, the Aimco Operating Partnership’s cash flow and its consequent ability to service debt, including the debt securities, will be dependent, in large part, upon the earnings of the subsidiaries and the distribution of those earnings to the Aimco Operating Partnership, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to the Aimco Operating Partnership by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of the Aimco Operating Partnership to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that the Aimco Operating Partnership is recognized as a creditor of such subsidiary, in which case the claims of the Aimco Operating Partnership would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Aimco Operating Partnership.

Form, Exchange, Registration and Transfer

A series of debt securities may be issued solely as registered debt securities. A series of debt securities may be issuable in whole or in part in the form of one or more global debt securities, as described below under “Global Debt Securities.” Unless otherwise indicated in an applicable prospectus supplement, debt securities will be issuable in denominations of $1,000 and integral multiples thereof. Any series of debt securities will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

Debt securities may be presented for exchange as provided above and, unless otherwise indicated in the applicable prospectus supplement, may be presented for registration of transfer, at the office or agency of the Aimco Operating Partnership designated as registrar or co-registrar with respect to such series of debt securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the indenture. Such transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by the Aimco Operating Partnership upon such registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Aimco Operating Partnership intends initially to appoint the trustee for the particular series of debt securities as the registrar for such debt securities and the name of any different or additional registrar designated by the Aimco Operating Partnership with respect to the debt securities will be included in the prospectus supplement relating thereto. If a prospectus supplement refers to any transfer agents (in addition to the registrar) designated by the Aimco Operating Partnership with respect to any series of debt securities, the Aimco Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Aimco Operating Partnership will be required to maintain a transfer agent in the Borough of Manhattan, the City of New York. The Aimco Operating Partnership may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any partial redemption of debt securities of any series, the Aimco Operating Partnership will not be required to (1) issue, register the transfer of or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

(2) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, and interest, if any, on, debt securities will be made at the office of such paying agent or paying agents as the Aimco Operating Partnership may designate from time to time, except that, at the option of the Aimco Operating Partnership, payment of principal or interest may be made by check or by wire transfer to an account maintained by the payee. Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, the trustee for the debt securities being offered will be designated as the Aimco Operating Partnership’s sole paying agent for payments with respect to the debt securities. Any other paying agents initially designated by the Aimco Operating Partnership for the debt securities being offered will be named in the applicable prospectus supplement. The Aimco Operating Partnership may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that the Aimco Operating Partnership will be required to maintain a paying agent in the Borough of Manhattan, The City of New York.

All moneys paid by the Aimco Operating Partnership to a paying agent for the payment of principal of, or interest, if any, on, any debt security that remains unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Aimco Operating Partnership, and the holder of such debt security or any coupon will thereafter look only to the Aimco Operating Partnership for payment thereof.

Guarantees

If the Aimco Operating Partnership issues any debt securities that are rated below investment grade at the time of issuance, Aimco will fully and unconditionally guarantee, on a senior or subordinated basis, the due and punctual payment of principal of, premium, if any, and interest on such debt securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at a maturity date, by declaration of acceleration, call for redemption or otherwise. The applicability and terms of any such guarantees relating to a series of debt securities will be set forth in the prospectus supplement relating to such debt securities.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be identified in the applicable prospectus supplement. A global debt security may be issued only in registered form and in either temporary or permanent form. A debt security in global form may not be transferred except as a whole to the depositary for such debt security or to a nominee or successor of such depositary. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global debt security may exchange such interests for definitive debt securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on such global debt security and the specific terms of the depositary arrangement with respect to such global debt security.

Mergers and Sales of Assets

The Aimco Operating Partnership may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other things, (1) the resulting, surviving or transferee person (if other than the Aimco Operating Partnership) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes all obligations of the Aimco Operating Partnership under the debt securities and the indenture, and (2) immediately after giving effect to such transaction, no default or event of default shall have occurred or be continuing under the indenture. Upon the assumption of the Aimco Operating Partnership’s obligations by a person to whom such properties or assets are conveyed, transferred or leased, subject to certain exceptions, the Aimco Operating Partnership shall be discharged from all obligations under the debt securities and the indenture.

Events of Default

Each indenture provides that, if an event of default specified therein shall have occurred and be continuing, with respect to each series of debt securities outstanding thereunder, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the principal amount (or, if any of the debt securities of such series were issued at a discount, such portion of the principal amount of such debt securities as may be specified by the terms thereof) of the debt securities of such series to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may rescind such a declaration.

Under each indenture, an event of default is defined as, with respect to each series of debt securities outstanding thereunder, any of the following:

•	default in payment of the principal of any debt securities of such series;

•	default in payment of any interest on any debt securities of such series when due, continuing for 30 days (or 60 days, in the case of senior subordinated debt securities or subordinated debt securities);

•	default by the Aimco Operating Partnership (or Aimco, in the case of a guarantee of such debt securities) in compliance with its other agreements in the debt securities of such series or the indenture relating to the debt securities of such series upon the receipt of notice of such default given by the trustee for such debt securities or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series and the failure of the Aimco Operating Partnership (or Aimco, in the case of a guarantee of such debt securities) to cure such default within 60 days after receipt of such notice;

•	certain events of bankruptcy or insolvency; and

•	any other event of default set forth in an applicable prospectus supplement with respect to the debt securities of such series.

The trustee shall give notice to holders of the debt securities of any continuing default known to the trustee within 90 days after the occurrence thereof; provided, that the trustee may withhold such notice, as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

The holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series; provided that such direction shall not be in conflict with any law or the indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the indenture at the direction of such holders, the trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. With respect to each series of debt securities, no holder will have any right to pursue any remedy with respect to the indenture or such debt securities, unless:

•	such holder shall have previously given the trustee written notice of a continuing event of default with respect to the debt securities of such series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series shall have made a written request to the trustee to pursue such remedy;

•	such holder or holders have offered to the trustee reasonable indemnity satisfactory to the trustee;

•	the holders of a majority in aggregate principal amount of the outstanding debt securities of such series have not given the trustee a direction inconsistent with such request within 60 days after receipt of such request; and

•	the trustee shall have failed to comply with the request within such 60-day period.

Notwithstanding the foregoing, the right of any holder of debt securities to receive payment of the principal of and interest in respect of such debt securities on the date specified in such debt securities as the fixed date on which an amount equal to the principal of such debt securities or an installment of principal thereof or interest thereon is due and payable (the “stated maturity” or “stated maturities”) or to institute suit for the enforcement of any such payments shall not be impaired or adversely affected without such holder’s consent. The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may waive an existing default with respect to such series and its consequences, other than (1) any default in any payment of the principal of, or interest on, any debt securities of such series or (2) any default in respect of certain covenants or provisions in the indenture that may not be modified without the consent of the holder of each of the outstanding debt securities of such series affected as described in “Modification and Waiver” below.

Each indenture provides that the Aimco Operating Partnership shall deliver to the trustee within 120 days after the end of each fiscal year of the Aimco Operating Partnership an officers’ certificate stating whether or not the signers know of any default that occurred during such period.

Modification and Waiver

The Aimco Operating Partnership and the trustee may execute a supplemental indenture without the consent of the holders of the debt securities:

•	to add to the covenants, agreements and obligations of the Aimco Operating Partnership for the benefit of the holders of all the debt securities of any series or to surrender any right or power conferred in the indenture upon the Aimco Operating Partnership;

•	to evidence the succession of another corporation, partnership or other entity to the Aimco Operating Partnership and the assumption by such corporation, partnership or other entity on of the obligations of the Aimco Operating Partnership under the indenture and the debt securities;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•	to provide for the acceptance of appointment under the indenture of a successor trustee with respect to the debt securities of one or more series and to add to or change any provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	to cure any ambiguity, defect or inconsistency;

•	to add to, change or eliminate any provisions (which addition, change or elimination may apply to one or more series of debt securities), provided that any such addition, change or elimination does not (1) apply to any debt securities of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision or (2) modify the rights of the holder of any such debt securities with respect to such provision;

•	to secure the debt securities; or

•	to make any other change that does not adversely affect the rights of any holder of debt securities.

Each indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the series affected by such supplemental indenture, the Aimco Operating Partnership and the trustee may also execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the indenture with respect to such series of debt securities or modify in any manner the rights of the holders of the debt securities of such series; provided that no such supplemental indenture will, without the consent of the holder of each such outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal or interest on, any such debt security or any premium payable upon redemption or repurchase thereof, or reduce the amount of principal of any debt security that was issued at a discount and that would be due and payable upon declaration of acceleration of maturity thereof;

•	reduce the principal amount of, or the rate of interest on, any such debt security;

•	change the place or currency of payment of principal or interest, if any, on any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the above-stated percentage of holders of debt securities of any series necessary to modify or amend the indenture for such debt securities;

•	modify the foregoing requirements or reduce the percentage in principal amount of outstanding debt securities of any series necessary to waive any covenant or past default; or

•	in the case of senior subordinated debt securities or subordinated debt securities, amend or modify any of the provisions of such indenture relating to subordination of the debt securities in any manner adverse to the holders of such debt securities.

Holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive certain past defaults and may waive compliance by the Aimco Operating Partnership with certain of the restrictive covenants described above with respect to the debt securities of such series.

Discharge and Defeasance

Unless otherwise indicated in an applicable prospectus supplement, each indenture provides that the Aimco Operating Partnership may satisfy and discharge obligations thereunder with respect to the debt securities of any series by delivering to the trustee for cancellation all outstanding debt securities of such series or depositing with the trustee, after such outstanding debt securities have become due and payable, cash sufficient to pay at stated maturity all of the outstanding debt securities of such series and paying all other sums payable under the indenture with respect to such series.

In addition, unless otherwise indicated in the applicable prospectus supplement, each indenture provides that the Aimco Operating Partnership,

•	shall be discharged from its obligations in respect of the debt securities of such series (“defeasance and discharge”), or

•	may cease to comply with certain restrictive covenants (“covenant defeasance”), including those described under “Mergers and Sales of Assets,” and any such cessation shall not be an event of default with respect to the debt securities of such series.

In each case, at any time prior to the stated maturity or redemption thereof, when the Aimco Operating Partnership has irrevocably deposited with the trustee, in trust,

•	sufficient funds to pay the principal of and interest to stated maturity (or redemption) on, the debt securities of such series, or

•	such amount of direct obligations of, or obligations the principal of (and premium, if any) and interest on which are fully guaranteed by, the government of the United States and that are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any) and interest to stated maturity (or redemption) on, the debt securities of such series.

Upon such defeasance and discharge, the holders of the debt securities of such series shall no longer be entitled to the benefits of the indenture, except for the purposes of registration of transfer and exchange of the debt securities of such series and replacement of lost, stolen or mutilated debt securities and shall look only to such deposited funds or obligations for payment. In addition, under present law such defeasance and discharge is likely to be treated as a redemption of the debt securities of that series prior to maturity in exchange for such money or United States government obligations. In that event, each holder would generally recognize, at the time of defeasance, gain or loss measured by the difference between the amount of such money and the fair market value of the United States government obligations deemed received and such holder’s tax basis in the debt securities deemed surrendered. Thereafter, each holder would likely be treated as if such holder held an undivided interest in the money (or investments made therewith) or the United States government obligations (or investments made with interest received therefrom), would generally be subject to tax liability in respect of interest income and/or original issue discount, if applicable, thereon and would recognize any gain or loss upon any disposition, including redemption, of such assets or obligations. Although tax might be owed, the holder of a defeased debt security would not receive any cash until the maturity or an earlier redemption of the debt security (except for current payments of interest on the debt securities of that issue). Such tax treatment could affect the purchase price that a holder would receive upon the sale of the debt securities. Holders are urged to consult their tax advisors with respect to the tax treatment of defeasance of any debt securities.

The Trustees

The trustee for any debt securities will be named in the applicable prospectus supplement. Each trustee will be permitted to engage in other transactions with the Aimco Operating Partnership and each of its subsidiaries; however, if a trustee acquires any conflicting interest, it must eliminate such conflict or resign.

DESCRIPTION OF PREFERRED STOCK

General

Under its charter, Aimco may issue, from time to time, shares of one or more classes or series of preferred stock, par value $0.01 per share. The following description sets forth certain general terms and provisions of the preferred stock. The particular terms of any class or series of preferred stock offered by any prospectus supplement, and the extent, if any, to which these general provisions may apply to the class or series of preferred stock so offered will be described in the applicable prospectus supplement. The following summary of the material provisions of the preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, articles supplementary relating to a specific class or series of preferred stock, which will be in the form filed as an exhibit to or incorporated by reference in the Registration Statement that includes this prospectus at or prior to the time of issuance of such series of preferred stock.

As of April 11, 2011, Aimco’s charter authorized the issuance of up to 510,587,500 shares of capital stock with a par value of $.01 per share, of which 88,429,764 shares were classified as preferred stock. As of April 11, 2011, there were 24,900,114 shares of our preferred stock issued and outstanding. The Board of Directors of Aimco is authorized to issue shares of preferred stock, in one or more classes or series, and may classify and reclassify any shares of its unissued capital stock into shares of preferred stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock, including, but not limited to, ownership restrictions consistent with the ownership limit with respect to each class or series of capital stock, and the number of shares constituting each class or series, and to increase or decrease the number of shares of any such class or series, to the extent permitted by the Maryland General Corporation Law, or MGCL, and Aimco’s charter.

Aimco’s Board of Directors is authorized to determine for each class or series of preferred stock, and the applicable prospectus supplement will set forth with respect to each class or series that may be issued and sold pursuant hereto:

•	the designation of such shares and the number of shares that constitute such class or series;

•	the dividend rate (or the method of calculation thereof), if any, on the shares of such class or series and the priority as to payment of dividends with respect to other classes or series of capital stock of Aimco;

•	the dividend periods (or the method of calculation thereof);

•	the voting rights of the shares;

•	the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of Aimco and any other rights of the shares of such class or series upon any liquidation or winding up of Aimco;

•	whether and on what terms the shares of such class or series will be subject to redemption or repurchase at the option of Aimco;

•	whether and on what terms the shares of such class or series will be convertible into or exchangeable for other debt or equity securities of Aimco;

•	whether the shares of such class or series of preferred stock will be listed on a securities exchange;

•	any special U.S. federal income tax considerations applicable to such class or series of preferred stock; and

•	the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such class or series of preferred stock not inconsistent with Aimco’s charter and Maryland law.

Convertibility

No class or series of preferred stock that may be issued and sold pursuant hereto will be convertible into, or exchangeable for, other securities or property, except as set forth in the applicable prospectus supplement, which will set forth the terms and conditions upon which such conversion or exchange may be effected, including the initial conversion or exchange rate and any adjustments thereto, the conversion or exchange period and any other conversion or exchange provisions.

Dividends

Holders of shares of preferred stock, are entitled to receive, when and as declared by Aimco’s Board of Directors, out of funds legally available therefor, dividends payable at such dates and at such rates, if any, as set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, each class or series of preferred stock that may be issued and sold pursuant hereto will rank junior as to dividends to any class or series preferred stock that may be issued in the future that is expressly made senior as to dividends. If at any time Aimco has failed to pay accrued dividends on any such senior preferred stock at the time such dividends are payable, Aimco may not pay any dividend on junior preferred stock or redeem or otherwise repurchase shares of junior preferred stock until such accumulated but unpaid dividends on such senior preferred stock have been paid or set aside for payment in full by Aimco.

Unless otherwise set forth herein or in the applicable prospectus supplement relating to any class or series of preferred stock that may be issued and sold pursuant hereto, no dividends (other than dividends payable in common stock, or other capital stock ranking junior to the preferred stock of any class or series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon any common stock, or any other capital stock of Aimco ranking junior to or on a parity with the preferred stock of such class or series as to dividends, nor shall any common stock or any other capital stock of Aimco ranking junior to or on a parity with the preferred stock of such class or series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by Aimco (except by conversion into or exchange for other capital stock of Aimco ranking junior to the preferred stock of such series as to dividends and upon liquidation) unless:

•	if such class or series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period; and

•	if such class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period;

provided, however, that any monies theretofore deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the preferred stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment.

The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

Redemption and Sinking Fund

No class or series of preferred stock that may be issued and sold pursuant hereto will be redeemable or be entitled to receive the benefit of a sinking fund, except as set forth in the applicable prospectus supplement, which will set forth the terms and conditions thereof, including the dates and redemption prices of any such redemption, any conditions thereto, and any other redemption or sinking fund provisions.

Liquidation Rights

Unless otherwise set forth herein or in the applicable prospectus supplement, in the event of any liquidation, dissolution or winding up of Aimco, the holders of shares of each class or series of preferred stock that may be issued and sold pursuant hereto are entitled to receive out of assets of Aimco available for distribution to stockholders, before any distribution of assets is made to holders of any other shares of preferred stock ranking junior to such class or series of preferred stock as to rights upon liquidation, dissolution or winding up, or holders of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable prospectus supplement for such class or series of preferred stock plus any dividends accumulated and accrued but unpaid to the date of final distribution; but the holders of each class or series of preferred stock will not be entitled to receive the liquidating distribution of, or such dividends on, such shares until the liquidation preference of any shares of Aimco’s capital stock ranking senior to such class or series of preferred stock as to the rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of Aimco, the amounts payable with respect to any class or series of preferred stock, and any other preferred stock ranking as to any such distribution on a parity with the preferred stock are not paid in full, the holders of the preferred stock and such other parity preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a prospectus supplement for a class or series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of assets by Aimco. For these purposes, neither a consolidation or merger of Aimco with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up of Aimco.

Voting Rights

Holders of preferred stock that may be issued and sold pursuant hereto will not have any voting rights except as set forth below or in the applicable prospectus supplement or as otherwise from time to time required by law. Whenever dividends on any applicable class or series of preferred stock or any other class or series of stock ranking on a parity with the applicable class or series of preferred stock with respect to the payment of dividends shall be in arrears for the equivalent of six quarterly dividend periods, whether or not consecutive, the holders of shares of such class or series of preferred stock (voting separately as a class with all other classes and series of preferred stock then entitled to such voting rights) will be entitled to vote for the election of two of the authorized number of directors of Aimco at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such class or series of preferred stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such preferred stock shall terminate immediately upon the termination of the right of the holders of such preferred stock to vote for directors. Unless otherwise set forth in the applicable prospectus supplement, holders of shares of preferred stock that may be issued and sold pursuant hereto will have one vote for each share held.

So long as any shares of any class or series of preferred stock remain outstanding, Aimco shall not, without the consent of holders of at least two-thirds of the shares of such class or series of preferred stock outstanding at the time, voting separately as a class with all other classes and series of preferred stock of Aimco upon which like voting rights have been conferred and are exercisable:

•	issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding preferred stock as to dividends or upon liquidation; or

•	amend, alter or repeal the provisions of Aimco’s charter relating to such classes or series of preferred stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of such series of preferred stock or the holders thereof;

provided, however, that any increase in the amount of the authorized common stock, or preferred stock or any increase or decrease in the number of shares of any class or series of preferred stock or the creation and issuance of other series of common stock, or preferred stock ranking on a parity with or junior to preferred stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

Restrictions on Ownership and Transfer

Preferred stock that may be issued and sold pursuant hereto may have restrictions on its ownership and transfer.

Miscellaneous

The holders of preferred stock will have no preemptive rights. The preferred stock that may be issued and sold pursuant hereto, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of preferred stock redeemed or otherwise reacquired by Aimco shall resume the status of authorized and unissued shares of preferred stock undesignated as to class or series except as may be set forth in the applicable prospectus supplement, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in an applicable prospectus supplement. Payment of dividends on, and the redemption or repurchase of, any class or series of preferred stock may be restricted by loan agreements, indentures and other agreements entered into by Aimco. The applicable accompanying prospectus supplement will describe any material contractual restrictions on such dividend payments.

No Other Rights

The shares of a class or series of preferred stock that may be issued and sold pursuant hereto will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement or Aimco’s charter or as otherwise required by law.

Transfer Agent and Registrar

The transfer agent and registrar for each class or series of preferred stock that may be issued and sold pursuant hereto will be designated in the applicable prospectus supplement.

DESCRIPTION OF CLASS A COMMON STOCK

General

As of April 11, 2011, Aimco’s charter authorized the issuance of up to 510,587,500 shares of capital stock with a par value of $.01 per share, of which 422,157,736 shares were classified as Class A common stock. As of April 11, 2011, there were 119,510,455 shares of Class A common stock issued and outstanding. The Class A common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “AIV.” Computershare Trust Company, N.A. serves as transfer agent and registrar of the Class A common stock.

Holders of the Class A common stock are entitled to receive dividends, if, when and as declared by Aimco’s Board of Directors, out of funds legally available therefor. The holders of shares of Class A common stock, upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of Aimco, are entitled to receive ratably any assets remaining after payment in full of all liabilities of Aimco and any liquidation preferences of preferred stock. The shares of Class A common stock possess voting rights for the election of directors of Aimco and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of shares of Class A common stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of the shares of Class A common stock voting for the election of directors can elect all of the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Holders of shares of Class A common stock do not have preemptive rights, which means that they have no right to acquire any additional shares of Class A common stock that may be issued by Aimco at a subsequent date.

Restrictions on Ownership and Transfer

For Aimco to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because Aimco’s Board of Directors believes that it is essential for Aimco to continue to qualify as a REIT and to provide additional protection for Aimco’s stockholders in the event of certain transactions, Aimco’s Board of Directors has adopted provisions of the charter restricting the acquisition of shares of Class A common stock.

Subject to certain exceptions specified in the charter, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Exchange Act, more than 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the outstanding shares of Class A common stock. For purposes of calculating the amount of stock owned by a given individual, the individual’s Class A common stock and OP Units are aggregated. Under certain conditions, Aimco’s Board of Directors may waive the ownership limit. However, in no event may such holder’s direct or indirect ownership of Class A common stock exceed 9.8% (12% if the stockholders of Aimco approve Proposal 5 in the Proxy Statement for the 2011 annual meeting of stockholders of Aimco) of the total outstanding shares of Class A common stock. As a condition of such waiver, the Aimco Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of Aimco. If shares of Class A common stock in excess of the ownership limit, or shares of Class A common stock that would cause the REIT to be beneficially owned by fewer than 100 persons, or that would result in Aimco being “closely held,” within the meaning of Section 856(h) of the Code, or that would otherwise result in Aimco failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock.

Shares of Class A common stock transferred in excess of the ownership limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by Aimco. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the ownership limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (1) such transferee’s original purchase price (or the market value of such shares on the date of the violative transfer if purportedly acquired by gift or devise) and (2) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by Aimco for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that Aimco determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that Aimco’s Board of Directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class A common stock bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Code and Rule 13d-3 under the Exchange Act, more than a specified percentage of the outstanding shares of Class A common stock must file a written statement or an affidavit with Aimco containing the information specified in the Aimco charter within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to Aimco in writing such information with respect to the direct, indirect and constructive ownership of shares as Aimco’s Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

The ownership limitations may have the effect of precluding acquisition of control of Aimco by a third party unless Aimco’s Board of Directors determines that maintenance of REIT status is no longer in the best interests of Aimco.

PROVISIONS OF MARYLAND LAW APPLICABLE TO PREFERRED STOCK
AND CLASS A COMMON STOCK

Business Combinations

Under Maryland law, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or transfer or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, (1) 10% or more of the voting power of the corporation’s shares or (2) is an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation (an “Interested Stockholder”), or an affiliate or associate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation, voting together as a single voting group, and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder or an affiliate or associate of the Interested Stockholder with whom the business combination is to be effected, unless, among other conditions, the corporation’s stockholders receive a specified minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. For purposes of determining whether a person is an Interested Stockholder of Aimco, ownership of OP Units will be treated as beneficial ownership of the shares of Class A common stock which may be issued in exchange for the OP Units when such OP Units are tendered for redemption. The Maryland business combination statute could have the effect of discouraging offers to acquire Aimco and of increasing the difficulty of consummating any such offer. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Aimco Board of Directors has not passed such a resolution.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror by an officer of the corporation or by directors who are employees of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power, except solely by virtue of a revocable proxy, in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not generally include shares the acquiring person is then entitled to vote that were acquired in good faith and as a result of having previously obtained stockholder approval. For purposes of determining whether a person or entity is an Interested Stockholder of Aimco, ownership of OP Units will be treated as beneficial ownership of the shares of Class A common stock which may be issued in exchange for the OP Units when such OP Units are tendered for redemption.

A “control share acquisition” means the acquisition, directly or indirectly, of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon the satisfaction of certain conditions (including delivery of an “acquiring person statement” and a written undertaking to pay certain of the corporation’s expenses of a special meeting), may compel the corporation’s Board of Directors to call a special meeting of stockholders, to be held within 50 days of demand, to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself, at its option, present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may, at its option, redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the corporation’s charter or bylaws prior to the control share acquisition. No such exemption appears in Aimco’s charter or bylaws. The control share acquisition statute could have the effect of discouraging offers to acquire Aimco and of increasing the difficulty of consummating any such offer.

DESCRIPTION OF AIMCO WARRANTS

General

Aimco may issue, together with other securities registered herein or separately, warrants for the purchase of debt securities, preferred stock or Class A common stock. The warrants may be issued under a warrant agreement to be entered into between Aimco and a bank or trust company, as warrant agent, as set forth in the applicable prospectus supplement relating to any or all warrants in respect of which this prospectus is being delivered. The warrant agent will act solely as an agent of Aimco in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The warrant agreement for each warrant, including the forms of certificates representing the warrants, will be filed as an exhibit to, or incorporated by reference in, the Registration Statement, which will include this prospectus, at or prior to the time of the issuance of such warrants.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. The following summary of the material provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the warrant agreement and warrant certificate, including the definitions therein of certain terms.

Aimco’s Board of Directors is authorized to determine, and the applicable prospectus supplement will set forth the terms of the warrants, the warrant agreement relating to such warrants, and the certificates representing such warrants, including:

•	the designation, aggregate principal amount and terms of the debt securities of Aimco, or the designation and terms of the preferred stock, if any, purchasable upon exercise of such warrants;

•	the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of any related securities with which such warrants are issued and the number of such warrants issued with each such security;

•	the date, if any, on and after which such warrants and the related securities will be separately transferable;

•	the offering price of the warrants, if any;

•	the principal amount of debt securities of Aimco or the number of shares of preferred stock or Class A common stock purchasable upon exercise of each warrant and the price at which such principal amount of debt securities of Aimco or shares of preferred stock or Class A common stock may be purchased upon such exercise, or the method of determining such number and price;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	a discussion of U.S. federal income tax considerations applicable to the ownership or exercise of such warrants;

•	whether the warrants represented by the certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	call provisions of such warrants, if any; and

•	any other terms of the warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the debt securities of Aimco purchasable upon such exercise or to any dividend payments or voting rights that holders of the preferred stock or Class A common stock purchasable upon such exercise may be entitled to.

Each warrant will entitle the holder to purchase for cash such principal amount of debt securities of Aimco, or such number of shares of preferred stock or Class A common stock, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m. New York City time on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, Aimco will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in Aimco common stock. This summary does not discuss the consequences of an investment in shares of Aimco preferred stock, Aimco debt securities, Aimco Operating Partnership debt securities or warrants. The tax consequences of such an investment will be discussed in the applicable prospectus supplement. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), regulations promulgated by the U.S. Treasury Department (the “Treasury Regulations”), rulings issued by the IRS, and judicial decisions, all in effect as of the date of this information statement/prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary is also based on the assumptions that the operation of Aimco, Aimco Operating Partnership and the limited liability companies and limited partnerships in which they own controlling interests (collectively, the “Subsidiary Partnerships”) and any affiliated entities will be in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation which may be important to a particular investor, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, regulated investment companies, holders that receive Aimco stock through the exercise of stock options or otherwise as compensation, insurance companies, persons holding Aimco stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for U.S. federal income tax purposes). This summary assumes that investors will hold Aimco stock as a capital asset (generally, property held for investment). No advance ruling from the IRS has been or will be sought regarding any matter discussed in this prospectus. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

THE FEDERAL INCOME TAX TREATMENT OF A PARTICULAR HOLDER DEPENDS UPON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF UNITED STATES FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF AIMCO STOCK, AND OF AIMCO’S ELECTION TO BE SUBJECT TO TAX, FOR FEDERAL INCOME TAX PURPOSES, AS A REAL ESTATE INVESTMENT TRUST.

Taxation of Aimco

The REIT provisions of the Internal Revenue Code are highly technical and complex. The following summary sets forth certain aspects of the provisions of the Internal Revenue Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect.

Aimco has elected to be taxed as a REIT under the Internal Revenue Code commencing with its taxable year ended December 31, 1994, and Aimco intends to continue such election. Although Aimco believes that, commencing with Aimco’s initial taxable year ended December 31, 1994, Aimco was organized in conformity with the requirements for qualification as a REIT, and its actual method of operation has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code, no assurance can be given that Aimco has been or will remain so qualified. Such qualification and taxation as a REIT depends upon Aimco’s ability to meet, on a continuing basis, through actual annual operating results, asset ownership, distribution levels, and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code as discussed below. No assurance can be given that the actual results of Aimco’s operation for any one taxable year will satisfy such requirements. See “Material U.S. federal Income Tax Matters — Taxation of Aimco and Aimco Stockholders — Failure to Qualify.” No assurance can be given that the IRS will not challenge Aimco’s eligibility for taxation as a REIT.

Taxation of REITs in General

Provided Aimco qualifies as a REIT, it will generally be entitled to a deduction for dividends that it pays and therefore will not be subject to U.S. federal corporate income tax on its net income that is currently distributed to its stockholders. This deduction for dividends paid substantially eliminates the “double taxation” of corporate income (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. Rather, income generated by a REIT is generally taxed only at the stockholder level upon a distribution of dividends by the REIT.

For tax years through 2012, most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains). With limited exceptions, however, dividends received by stockholders from Aimco or from other entities that are taxed as REITs are generally not eligible for this rate, and will continue to be taxed at rates applicable to ordinary income. See “— Taxation of Stockholders — Taxation of Taxable Domestic Stockholders — Distributions.”

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “— Taxation of Stockholders.”

If Aimco qualifies as a REIT, it will nonetheless be subject to U.S. federal income tax in the following circumstances:

•	Aimco will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between Aimco and its taxable REIT subsidiaries (as described below) if and to the extent that the IRS successfully asserts that the economic arrangements between Aimco and its taxable REIT subsidiaries are not comparable to similar arrangements between unrelated parties.

•	If Aimco has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% prohibited transactions tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate. We do not anticipate receiving any income from foreclosure property.

•	If Aimco should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintains its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount based on the magnitude of the failure adjusted to reflect the profit margin associated with Aimco’s gross income.

•	Similarly, if Aimco should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless maintain its qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, it may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate if that amount exceeds $50,000 per failure.

•	If Aimco should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Aimco will be required to pay a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed, plus (b) retained amounts on which income tax is paid at the corporate level.

•	Aimco may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet the record keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification — General.”

•	If Aimco acquires appreciated assets from a corporation that is not a REIT (i.e., a “subchapter C corporation”) in a transaction in which the adjusted tax basis of the assets in the hands of Aimco is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, Aimco may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if Aimco subsequently recognizes gain on the disposition of any such asset during the ten-year period following its acquisition from the subchapter C corporation.

•	Certain of Aimco’s subsidiaries are subchapter C corporations, the earnings of which could be subject to Federal corporate income tax.

•	Aimco may be subject to the “alternative minimum tax” on its items of tax preference, including any deductions of net operating losses.

•	Aimco and its subsidiaries may be subject to a variety of taxes, including state, local and foreign income taxes, property taxes and other taxes on their assets and operations. Aimco could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

The Internal Revenue Code defines a REIT as a corporation, trust or association:

1. that is managed by one or more trustees or directors;

2. the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

3. that would be taxable as a domestic corporation, but for the special Internal Revenue Code provisions applicable to REITs;

4. that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

5. the beneficial ownership of which is held by 100 or more persons;

6. in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities); and

7. that meets other tests described below (including with respect to the nature of its income and assets).

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that the condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.

Aimco believes that it has been organized, has operated and has issued sufficient shares of stock to satisfy conditions (1) through (7) inclusive. Aimco’s articles of incorporation provide certain restrictions regarding transfers of its shares, which are intended to assist Aimco in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that Aimco will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above.

To monitor Aimco’s compliance with the share ownership requirements, Aimco is generally required to maintain records regarding the actual ownership of its shares. To do so, Aimco must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by Aimco). A list of those persons failing or refusing to comply with this demand must be maintained as part of Aimco’s records. Failure by Aimco to comply with these record keeping requirements could subject it to monetary penalties. A stockholder who fails or refuses to comply with the demand is required by the Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. Aimco satisfies this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests.  In the case of a REIT that is a partner in a partnership, the Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs as described below. Similarly, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, Aimco’s proportionate share of the assets, liabilities and items of income of the Subsidiary Partnerships will be treated as assets, liabilities and items of income of Aimco for purposes of applying the REIT requirements described below. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “— Tax Aspects of Aimco’s Investments in Partnerships.”

Disregarded Subsidiaries.  Aimco’s indirect interests in Aimco Operating Partnership and other Subsidiary Partnerships are held through wholly owned corporate subsidiaries of Aimco organized and operated as “qualified REIT subsidiaries” within the meaning of the Internal Revenue Code. A qualified REIT subsidiary is any corporation, other than a taxable REIT subsidiary as described below, that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. If a REIT owns a qualified REIT subsidiary, that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. Each qualified REIT subsidiary, therefore, is not subject to Federal corporate income taxation, although it may be subject to state or local taxation. Other entities that are wholly owned by a REIT, including single member limited liability companies, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with partnerships in which Aimco holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of Aimco ceases to be wholly owned — for example, if any equity interest in the subsidiary is acquired by a person other than Aimco or another disregarded subsidiary of Aimco — the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect Aimco’s ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “— Asset Tests” and “— Income Tests.”

Taxable Subsidiaries.  A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a taxable REIT subsidiary (“TRS”). A TRS also includes any corporation, other than a REIT, with respect to which a TRS in which a REIT owns an interest owns securities possessing 35% of the total voting power or total value of the outstanding securities of such corporation. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. As a result, a parent REIT is not treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by the TRS is an asset in the hands of the parent REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains). As a taxable corporation, a TRS is required to pay regular U.S. federal income tax, and state and local income tax where applicable.

Certain of Aimco’s operations (including certain of its property management, asset management, risk, etc.) are conducted through its TRSs. Because Aimco is not required to include the assets and income of such TRSs in determining Aimco’s compliance with the REIT requirements, Aimco uses its TRSs to facilitate its ability to offer services and activities to its tenants that are not generally considered as qualifying REIT services and activities. If Aimco fails to properly structure and provide such nonqualifying services and activities through its TRSs, its ability to satisfy the REIT gross income requirement, and also its REIT status, may be jeopardized.

A TRS may generally engage in any business except the operation or management of a lodging or health care facility. The operation or management of a health care or lodging facility precludes a corporation from qualifying as a TRS. If any of Aimco’s TRSs were deemed to operate or manage a health care or lodging facility, they would fail to qualify as TRSs, and Aimco would fail to qualify as a REIT. Aimco believes that none of its TRSs operate or manage any health care or lodging facilities. However, the statute provides little guidance as to the definition of a health care or lodging facility. Accordingly, there can be no assurance that the IRS will not contend that any of Aimco’s TRSs operate or manage a health care or lodging facility, disqualifying it from treatment as a TRS, and thereby resulting in the disqualification of Aimco as a REIT.

Several provisions of the Internal Revenue Code regarding arrangements between a REIT and a TRS seek to ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, a TRS is limited in its ability to deduct interest payments made to its REIT owner. In addition, Aimco would be obligated to pay a 100% penalty tax on certain payments that it receives from, or on certain expenses deducted by, a TRS if the IRS were to successfully assert that the economic arrangements between Aimco and the TRS were not comparable to similar arrangements among unrelated parties.

A portion of the amounts to be used to fund distributions to stockholders may come from distributions made by Aimco’s TRSs to Aimco Operating Partnership, and interest paid by the TRSs on certain notes held by Aimco Operating Partnership. In general, TRSs pay Federal, state and local income taxes on their taxable income at normal corporate rates. Any Federal, state or local income taxes that Aimco’s TRSs are required to pay will reduce Aimco’s cash flow from operating activities and its ability to make payments to holders of its securities.

Income Tests

In order to maintain qualification as a REIT, Aimco annually must satisfy two gross income requirements:

•	First, at least 75% of Aimco’s gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property, and gains from the sale of real estate assets, as well as certain types of temporary investments.

•	Second, at least 95% of Aimco’s gross income for each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest and gains from the sale or disposition of stock or securities, which need not have any relation to real property.

Rents received by Aimco directly or through the Subsidiary Partnerships will qualify as “rents from real property” in satisfying the gross income requirements described above, only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. Moreover, the REIT generally must not operate or manage the property (subject to certain exceptions) or furnish or render services to the tenants of such property, other than through an “independent contractor” from which the REIT derives no revenue. Aimco and its affiliates are permitted, however, to directly perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, Aimco and its affiliates may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, Aimco is generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income requirements.

Aimco manages certain apartment properties for third parties and affiliates through its TRSs. These TRSs receive management fees and other income. A portion of such fees and other income accrue to Aimco through distributions from the TRSs that are classified as dividend income to the extent of the earnings and profits of the TRSs. Such distributions will generally qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Any dividends received by us from a REIT, however, will be qualifying income in our hands for purposes of both the 95% and 75% income tests.

Any income or gain derived by Aimco directly or through its Subsidiary Partnerships from instruments that hedge certain risks, such as the risk of changes in interest rates, will not constitute gross income for purposes of the 75% or 95% gross income tests, provided that specified requirements are met. Such requirements include that the instrument hedge risks associated with indebtedness issued by Aimco or its Subsidiary Partnerships that is incurred to acquire or carry “real estate assets” (as described below under “— Asset Tests”), and the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods.

If Aimco fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will be generally available if Aimco’s failure to meet these tests was due to reasonable cause and not due to willful neglect, and Aimco attaches a schedule of the sources of its income to its tax return. It is not possible to state whether Aimco would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving Aimco, Aimco will not qualify as a REIT. Even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which Aimco fails to satisfy the particular gross income test.

Asset Tests

Aimco, at the close of each calendar quarter of its taxable year, must also satisfy four tests relating to the nature of its assets:

•	First, at least 75% of the value of the total assets of Aimco must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and under some circumstances, stock or debt instruments purchased with new capital. For this purpose, “real estate assets” include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

•	Second, not more than 25% of Aimco’s total assets may be represented by securities other than those in the 75% asset class.

•	Third, of the investments included in the 25% asset class, the value of any one issuer’s securities owned by Aimco may not exceed 5% of the value of Aimco’s total assets, Aimco may not own more than 10% of any one issuer’s outstanding voting securities, and Aimco may not own more than 10% of the total value of the outstanding securities of any one issuer. The 5% and 10% asset tests do not apply to securities of TRSs.

•	Fourth, the aggregate value of all securities of TRSs held by Aimco may not exceed 25% of the value of Aimco’s total assets.

Aimco believes that the value of the securities held by Aimco in its TRSs will not exceed, in the aggregate, 25% of the value of Aimco’s total assets and that Aimco’s ownership interests in its TRSs qualify under the asset tests set forth above.

Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “— Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.

Aimco believes that its holdings of securities and other assets comply, and will continue to comply, with the foregoing REIT asset requirements, and it intends to monitor compliance on an ongoing basis. No independent appraisals have been obtained, however, to support Aimco’s conclusions as to the value of its assets, including Aimco Operating Partnership’s total assets and the value of Aimco Operating Partnership’s interest in the TRSs. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that Aimco’s interests in its subsidiaries or in the securities of other issuers will cause a violation of the REIT asset requirements and loss of REIT status.

Certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset tests to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate, and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision contained in the Internal Revenue Code applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Annual Distribution Requirements

In order for Aimco to qualify as a REIT, Aimco is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to:

•	the sum of

(a) 90% of Aimco’s REIT taxable income, computed without regard to the deduction for dividends paid and net capital gain of Aimco, and

(b) 90% of the net income, if any, from foreclosure property (as described below), minus

•	the sum of certain items of noncash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared in October, November, or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by Aimco, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in Aimco’s organizational documents.

To the extent that Aimco distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax thereon at ordinary corporate tax rates. In any year, Aimco may elect to retain, rather than distribute, its net capital gain and pay tax on such gain. In such a case, Aimco’s stockholders would include their proportionate share of such undistributed long-term capital gain in income and receive a corresponding credit for their share of the tax paid by Aimco. Aimco’s stockholders would then increase the adjusted basis of their Aimco shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.

To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See “— Taxation of Stockholders — Taxable Domestic Stockholders — Distributions.”

If Aimco should fail to distribute during each calendar year at least the sum of:

•	85% of its REIT ordinary income for such year,

•	95% of its REIT capital gain net income for such year (excluding retained net capital gain), and

•	any undistributed taxable income from prior periods,

Aimco would be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income retained on which it has paid corporate income tax.

It is possible that Aimco, from time to time, may not have sufficient cash to meet the 90% distribution requirement due to timing differences between (i) the actual receipt of cash (including receipt of distributions from Aimco Operating Partnership) and (ii) the inclusion of certain items in income by Aimco for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements Aimco may find it necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

Under certain circumstances, Aimco may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in Aimco’s deduction for dividends paid for the earlier year. In this case, Aimco may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends; however, Aimco will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Prohibited Transactions

Net income derived by a REIT from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Aimco intends to conduct its operations so that no asset owned by Aimco or its pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of Aimco’s business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that no property sold by Aimco will be treated as property held for sale to customers, or that Aimco can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent the imposition of the 100% excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

Penalty Tax

Aimco will be subject to a 100% penalty tax on the amount of certain non-arm’s length payments received from, or certain expenses deducted by, a TRS if the IRS were to successfully assert that the economic arrangements between Aimco and such TRS are not comparable to similar transaction between unrelated parties. Such amounts may include rents from real property that are overstated as a result of services furnished by a TRS to tenants of Aimco and amounts that are deducted by a TRS for payments made to Aimco that are in excess of the amounts that would have been charged by an unrelated party.

Aimco believes that the fees paid to its TRSs for tenant services are comparable to the fees that would be paid to an unrelated third party negotiating at arm’s-length. This determination, however, is inherently factual, and the IRS may assert that the fees paid by Aimco do not represent arm’s-length amounts. If the IRS successfully made such an assertion, Aimco would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Failure to Qualify

If Aimco fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Aimco will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Aimco fails to qualify will not be deductible by Aimco nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders that are individuals will generally be taxable at the preferential income tax rates (i.e., the 15% maximum federal rate through 2012) for qualified dividends. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless Aimco is entitled to relief under specific statutory provisions, Aimco would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, Aimco would be entitled to this statutory relief.

Tax Aspects of Aimco’s Investments In Partnerships

General

Substantially all of Aimco’s investments are held indirectly through Aimco Operating Partnership. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. Aimco will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Aimco will include its proportionate share of assets held by the Subsidiary Partnerships. See “— Taxation of Aimco — Effect of Subsidiary Entities — Ownership of Partnership Interests.”

Entity Classification.

Aimco’s direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the tax status of any of the Subsidiary Partnerships as a partnership for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of Aimco’s assets and items of gross income would change and could preclude Aimco from satisfying the REIT asset tests and gross income tests (see “— Taxation of Aimco — Asset Tests” and “— Taxation of Aimco — Income Tests”), and in turn could prevent Aimco from qualifying as a REIT unless Aimco is eligible for relief from the violation pursuant to relief provisions described above. See “— Taxation of Aimco — Failure to Qualify” above for a summary of the effect of Aimco’s failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any of the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case Aimco might incur a tax liability without any related cash distributions.

Tax Allocations With Respect To The Properties.

Under the Internal Revenue Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “Book — Tax Difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Aimco Operating Partnership was formed by way of contributions of appreciated property. Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury Regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules apply to the contribution by Aimco to Aimco Operating Partnership of the cash proceeds received in any offerings of its stock.

In general, certain unitholders will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on the sale by Aimco Operating Partnership or other Subsidiary Partnerships of the contributed properties. This will tend to eliminate the Book-Tax Difference over the life of these partnerships. However, the special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of Aimco Operating Partnership or other Subsidiary Partnerships may cause Aimco to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause Aimco to recognize, over time, taxable income in excess of cash proceeds, which might adversely affect Aimco’s ability to comply with the REIT distribution requirements. See “— Taxation of Aimco — Annual Distribution Requirements.”

With respect to any property purchased or to be purchased by any of the Subsidiary Partnerships (other than through the issuance of units) subsequent to the formation of Aimco, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

Sale of The Properties.

Aimco’s share of any gain realized by Aimco Operating Partnership or any other Subsidiary Partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “Taxation of Aimco — Prohibited Transactions.” Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership’s trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Aimco Operating Partnership and the other Subsidiary Partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and to make such occasional sales of the properties, including peripheral land, as are consistent with Aimco’s investment objectives.

Taxation of Stockholders

Taxable Domestic Stockholders

Distributions.  Provided that Aimco qualifies as a REIT, distributions made to Aimco’s taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will generally be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends received from REITs are not eligible for taxation at the preferential income tax rates for qualified dividends received by individuals from taxable C corporations. Stockholders that are individuals, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (i) income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax), (ii) dividends received by the REIT from TRSs or other taxable C corporations, or (iii) income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions (and retained net capital gains) that are designated as capital gain dividends will generally be taxed to stockholders as long-term capital gains, to the extent that they do not exceed Aimco’s actual net capital gain for the taxable year, without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum Federal rates of 15% through 2012 in the case of stockholders who are individuals, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

In determining the extent to which a distribution constitutes a dividend for tax purposes, Aimco’s earnings and profits generally will be allocated first to distributions with respect to preferred stock prior to allocating any remaining earnings and profits to distributions on Aimco’s common stock. If Aimco has net capital gains and designates some or all of its distributions as capital gain dividends to that extent, the capital gain dividends will be allocated among different classes of stock in proportion to the allocation of earnings and profits as described above.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by Aimco in October, November or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by Aimco and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Aimco before the end of January of the following calendar year.

To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “— Taxation of Aimco — Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would they affect the character of any distributions that are actually made by a REIT, which are generally subject to tax in the hands of stockholders to the extent that the REIT has current or accumulated earnings and profits.

Dispositions of Aimco Stock.  A stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of stock in an amount equal to the difference between the sum of the fair market value of any property and cash received in such disposition, and the stockholder’s adjusted tax basis in the stock at the time of the disposition. In general, a stockholder’s tax basis will equal the stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the stockholder (as discussed above), less tax deemed paid on such net capital gains, and reduced by returns of capital. In general, capital gains recognized by individuals upon the sale or disposition of shares of Aimco stock will be subject to a taxation at long term capital gains rates if the Aimco stock is held for more than 12 months, and will be taxed at ordinary income rates if the Aimco stock is held for 12 months or less. Gains recognized by stockholders that are corporations are currently subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of Aimco stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of Aimco stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from Aimco that are required to be treated by the stockholder as long-term capital gain.

A redemption of Aimco stock (including preferred stock or equity stock) will be treated under Section 302 of the Internal Revenue Code as a dividend subject to tax at ordinary income tax rates (to the extent of Aimco’s current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Internal Revenue Code enabling the redemption to be treated as a sale or exchange of the stock. The redemption will satisfy such test if it (i) is “substantially disproportionate” with respect to the holder (which will not be the case if only the stock is redeemed, since it generally does not have voting rights), (ii) results in a “complete termination” of the holder’s stock interest in Aimco, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code is satisfied with respect to any particular holder of the stock will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their own tax advisors to determine such tax treatment. If a redemption of the stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder’s adjusted tax basis in such redeemed stock would be transferred to the holder’s remaining stockholdings in Aimco. If, however, the stockholder has no remaining stockholdings in Aimco, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

If an investor recognizes a loss upon a subsequent disposition of stock or other securities of Aimco in an amount that exceeds a prescribed threshold, it is possible that the provisions of the Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these Treasury Regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, the Internal Revenue Code imposes penalties for failure to comply with these requirements. Prospective investors should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of stock or securities of Aimco, or transactions that might be undertaken directly or indirectly by Aimco. Moreover, prospective investors should be aware that Aimco and other participants in the transactions involving Aimco (including their advisors) might be subject to disclosure or other requirements pursuant to these Treasury Regulations

Taxation of Foreign Stockholders

The following is a summary of certain anticipated U.S. federal income and estate tax consequences of the ownership and disposition of Aimco stock applicable to Non-U.S. stockholders. A “Non-U.S. stockholder” is generally any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income and estate taxation.

Ordinary Dividends.  The portion of distributions received by Non-U.S. stockholders payable out of Aimco’s earnings and profits which are not attributable to capital gains of Aimco and which are not effectively connected with a U.S. trade or business of the Non-U.S. stockholder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable tax treaty and the Non-U.S. stockholder provides appropriate documentation regarding its eligibility for treaty benefits). In general, Non-U.S. stockholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of Aimco stock. In cases where the dividend income from a Non-U.S. stockholder’s investment in Aimco stock is, or is treated as, effectively connected with the Non-U.S. stockholder’s conduct of a U.S. trade or business, the Non-U.S. stockholder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, such income must generally be reported on a U.S. income tax return filed by or on behalf of the Non-U.S. stockholder, and the income may also be subject to the 30% branch profits tax in the case of a Non-U.S. stockholder that is a corporation.

Non-Dividend Distributions.  Unless Aimco stock constitutes a United States real property interest (a “USRPI”) within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions by Aimco which are not payable out of Aimco’s earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of current and accumulated earnings and profits of Aimco. If Aimco stock constitutes a USRPI, distributions by Aimco in excess of the sum of its earnings and profits plus the stockholder’s basis in its Aimco stock will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of Aimco’s earnings and profits.

Capital Gain Dividends.  Under FIRPTA, a distribution made by Aimco to a Non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by Aimco directly or through pass-through subsidiaries (“USRPI Capital Gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the Non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, Aimco will be required to withhold tax equal to 35% of the amount of the distribution to the extent such distribution constitutes USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a Non-U.S. stockholder that is a corporation. A distribution is not a USRPI Capital Gain if Aimco held the underlying asset solely as a creditor. Capital gain dividends received by a Non-U.S. stockholder from a REIT that are attributable to dispositions by that REIT of assets other then USRPIs are generally not subject to U.S. income or withholding tax.

A capital gain dividend by Aimco that would otherwise have been treated as a USRPI Capital Gain will not be so treated or be subject to FIRPTA, will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary dividend from Aimco (see “— Taxation of Foreign Stockholders — Ordinary Dividends”), provided that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient Non-U.S. stockholder does not own more than 5% of that class of stock at any time during the one year period ending on the date on which the capital gain dividend is received.

Dispositions of Aimco Stock.  Unless Aimco stock constitutes a USRPI, a sale of Aimco stock by a Non-U.S. stockholder generally will not be subject to U.S. taxation under FIRPTA. The stock will be treated as a USRPI if 50% or more of Aimco’s assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. Even if the foregoing test is met, Aimco stock nonetheless will not constitute a USRPI if Aimco is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. stockholders. Aimco believes that it is, and it expects to continue to be, a domestically controlled qualified investment entity. If Aimco is, and continues to be, a domestically controlled qualified investment entity, the sale of Aimco stock should not be subject to taxation under FIRPTA. Because most classes of stock of Aimco are publicly traded, however, no assurance can be given that Aimco is or will continue to be a domestically controlled qualified investment entity.

Even if Aimco does not constitute a domestically controlled qualified investment entity, a Non-U.S. stockholder’s sale of stock nonetheless generally will not be subject to tax under FIRPTA as a sale of a USRPI provided that:

•	the stock is of a class that is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE, on which Aimco stock is listed), and

•	the selling Non-U.S. stockholder held 5% or less of such class of Aimco’s outstanding stock at all times during a specified testing period.

If gain on the sale of stock of Aimco were subject to taxation under FIRPTA, the Non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of Aimco stock that would not otherwise be subject to taxation under FIRPTA will nonetheless be taxable in the United States to a Non-U.S. stockholder in two cases. First, if the Non-U.S. stockholder’s investment in the Aimco stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. stockholder, the Non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain. Second, if the Non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Estate Tax.  Aimco stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual’s estate may be subject to U.S. Federal estate tax on the property includible in the estate for U.S. Federal estate tax purposes.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held its Aimco stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) the Aimco stock is not otherwise used in an unrelated trade or business, Aimco believes that distributions from Aimco and income from the sale of the Aimco stock should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Section 501(c) of the Internal Revenue Code are subject to different UBTI rules, which generally will require them to characterize distributions from Aimco as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of Aimco’s stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

Other Tax Consequences

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

Under recently enacted legislation, for taxable years beginning after December 31, 2012, certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividend and other income, including capital gains from the sale or other disposition of Aimco common stock.

Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, Aimco common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by

U.S. persons. Accordingly, the entity through which Aimco common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, Aimco common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to Aimco that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which Aimco will in turn provide to the Secretary of the Treasury. Non-U.S. stockholders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in Aimco common stock.

State, Local And Foreign Taxes

Aimco, Aimco Operating Partnership and Aimco stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. It should be noted that Aimco Operating Partnership owns properties located in a number of states and local jurisdictions, and may be required to file income tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of Aimco Operating Partnership, Aimco and Aimco stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective investors are urged to consult their tax advisors regarding the application and effect of state, local foreign tax laws on an investment in Aimco.

LEGAL MATTERS

Certain tax matters will be passed upon for Aimco by Skadden, Arps, Slate, Meagher & Flom LLP. The validity of the securities offered hereby will be passed upon for Aimco by DLA Piper LLP (US), Baltimore, Maryland, and for the Aimco Operating Partnership by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The consolidated financial statements of Aimco appearing in Aimco’s Annual Report on Form 10-K for the year ended December 31, 2010 (including the schedule appearing therein), and the effectiveness of Aimco’s internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Aimco Operating Partnership appearing in Aimco Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2010 (including the schedule appearing therein), and the effectiveness of Aimco Operating Partnership’s internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

4,000,000 Shares

7.00% Class Z Cumulative Preferred Stock

PROSPECTUS SUPPLEMENT

August 24, 2011